As filed with the Securities and Exchange Commission on February 25, 2010

                                      Investment Company Act File No. 811-22318
 _______________________________________________________________________________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              _____________________

                                    FORM N-2

                        (Check appropriate box or boxes)


/ /       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
/X/                               Amendment No. 1

                              _____________________

            EXCELSIOR MULTI-STRATEGY HEDGE FUND OF FUNDS (TE 2), LLC

               (Exact name of Registrant as specified in Charter)

                               225 High Ridge Rd.
                               Stamford, CT 06905
                    (Address of principal executive offices)

        Registrant's Telephone Number, including Area Code: 866-921-7951

                              _____________________
                                 Steven L. Suss
                     U.S. Trust Hedge Fund Management, Inc.
                               225 High Ridge Rd.
                               Stamford, CT 06905
                     (Name and address of agent for service)

                                    Copy to:
                            Kenneth S. Gerstein, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022


                                EXPLANATORY NOTE

This Registration Statement of Excelsior  Multi-Strategy Hedge Fund of Funds (TE
2), LLC (the "Registrant" or the "Fund") has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, limited liability company interests in the Registrant
("Interests") are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), since such Interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of, and/or Regulation D under, the

Securities Act. Investments in the Registrant may only be made by individuals or entities meeting the definition of an "accredited investor" in Regulation D under the Securities Act and a "qualified client" within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), who are also Permitted U.S. Persons, a U.S. person within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Code") that is exempt from payment of U.S. Federal income taxes (a "Tax-Exempt U.S. Person") or an entity, substantially all of the ownership interests in which are held by Tax-Exempt U.S. Persons. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any Interest in the Registrant.

                       CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following documents:

         Facing Sheet

         Explanatory Note

         Contents of Registration Statement

         Part A

         Part B

         Part C

         Signature Page

         Exhibits

                                     PART A

     Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 3.  FEE TABLE.

This table describes the fees and expenses of the Fund and the Master Fund (as defined below) that you will pay if you buy and hold Interests. Based on estimates of expenses for the fiscal year ending March 31, 2010.


Investor Transaction Expenses
   Maximum Sales Load (as percentage of offering                          2.50%
price)(1)

Annual Expenses (as a percentage of net assets
attributable to Interests):
   Management Fee(2)                                                      1.50%
   Other Expenses(3)                                                      1.77%
   Acquired Fund (Master Fund and Investment Funds)
   Fees and Expenses (4)                                                  5.25%
Total Annual Expenses (5)                                                 8.52%

_______________

(1) In connection with initial and additional purchases of Interests, investors may be charged a placement fee (sales load) (the "Placement Fee") by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Placement Agent") of up to 2.50% of the investment amount. No Placement Fee is charged to certain types of investors.

(2) Includes the investment advisory fee (the "Advisory Fee") of Excelsior Directional Hedge Fund of Funds Master Fund, LLC, a Delaware limited liability company that is also registered under the 1940 Act (the "Master Fund") and the management fee (the "Management Fee") of the Fund, both paid to U.S.

Trust Hedge Fund Management, Inc., the investment adviser of the Master Fund (the "Adviser"). The Advisory Fee is a quarterly fee of 0.25% (1.00% on an annualized basis) of the net assets of the Master Fund determined as of the start of business on the first business day of each calendar quarter (after adjustment for any subscriptions effective on that date) and will be due and payable in arrears within five business days after the end of that quarter. The Management Fee is a quarterly fee of 0.125% (0.50% on an annualized basis) of the net assets of the Fund determined as of the start of business on the first business day of each calendar quarter (after adjustment for any subscriptions effective on that date) and will be due and payable in arrears within five business days after the end of that quarter. Both the Advisory Fee and the Management Fee will be pro rated appropriately for capital contributed on any date that does not fall on the first day of a calendar quarter, or withdrawn from the Master Fund or the Fund, as applicable, other than on the last day of a calendar quarter, based on the actual number of days remaining in such quarter.

(3) Includes direct expenses of the Fund (other than the Management Fee), including a servicing fee (the "Servicing Fee") paid by the Fund to Merrill Lynch, Pierce, Fenner & Smith, Inc. (the "Servicing Agent") which provides certain investor and account maintenance services to the Fund. The Servicing Fee is a quarterly fee of 0.0625% (0.25% on an annualized basis) of the net assets of the Fund determined as of the start of business on the first business day of each calendar quarter (after adjustment for any subscriptions effective on that date).

(4) Includes the Fund's share of the ordinary operating expenses of Excelsior Multi-Strategy Hedge Fund of Funds 2, Ltd., an exempted company incorporated under the laws of the Cayman Islands that is not registered under the 1940 Act or the Securities Act (the "Offshore Fund"), that are expected to be borne by the Fund due to its investment in the Offshore Fund, which includes the Offshore Fund's share of the ordinary operating expenses of the Master Fund (other than the investment advisory fee of the Master Fund), for the current fiscal year, and the fees and expenses of the private investment funds ("Investment Funds") in which the Master Fund intends to invest, based upon the anticipated net proceeds from this offering. Incentive fees or allocations paid to a portfolio manager generally are expected to range between 15% to 25% of the net capital appreciation (if any) in the assets managed by the portfolio manager. Fees and expenses of Investment Funds are based on historic fees and expenses. Future Investment Funds' fees and expenses may be higher or lower because certain fees are based on the performance of the Investment Funds, which may fluctuate over time. The amount of the Fund's average net assets used in calculating this percentage was based on anticipated net proceeds of $10 million from the initial offering of Interests.

(5) The Fund is subject to an expense limitation and reimbursement agreement (the "Expense Limitation Agreement") with the Adviser capping the ordinary operating expenses of the Fund (including the Fund's share of the ordinary operating expenses of the Offshore Fund, which includes the Offshore Fund's share of the ordinary operating expenses of the Master Fund, but excluding any fees and expenses of the Investment Funds) at 3.00% per annum of the Fund's average monthly net assets (the "Expense Limitation"). In consideration of the Adviser's agreement to limit the Fund's expenses, the Fund will carry forward the amount of expenses paid or absorbed by the Adviser in excess of the Expense Limitation, for a period not to exceed three years from the end of the fiscal year in which the expense was incurred, and will reimburse the Adviser such amounts. Reimbursement will be made as promptly as possible, but only to the extent it does not cause the Fund's ordinary operating expenses for any year to exceed the Expense Limitation in effect at the time that the expense was paid or absorbed. The Expense Limitation Agreement will remain in effect until December 31, 2010 and continue thereafter until terminated by the Adviser or the Fund.

     The purpose of the table above and the example below is to assist an investor in understanding the various costs and expenses that an investor in the Fund will bear directly or indirectly.

      Example                        1 Year     3 Years     5 Years     10 Years
                                     ------     -------     -------     --------

You would pay the following
expenses on a $1,000 investment
in the Fund, assuming a 5%
annual return:                        $107        $261        $405        $723

     The example above is based on the expenses set forth above and should not be considered a representation of future expenses. Actual expenses may be higher or lower than those shown and the actual rate of return may be greater or less than the hypothetical 5% return assumed in the examples.

     The Adviser bears all of its own costs incurred in providing investment advisory services and other services to the Master Fund and the Fund, including travel and other expenses related to the selection and monitoring of the select group of alternative asset managers who manage the Investment Funds (the "Investment Managers").

     The Fund bears its own expenses, and through its investment in the Offshore Fund, indirectly bears a PRO RATA portion of the Offshore Fund's expenses, and, indirectly, through the Offshore Fund's investment in the Master Fund, bears a PRO RATA portion of the Master Fund's fees and expenses not otherwise borne by the Adviser, including, but not limited to: all investment-related expenses (including, but not limited to, fees paid directly or indirectly to Investment Managers, all costs and expenses directly related to portfolio transactions and positions for the Master Fund's account such as direct and indirect expenses associated with the Master Fund's investments, including its investments in Investment Funds or accounts managed by Investment Managers who manage assets directly for the Master Fund on a managed account basis ("Subadvisory Accounts"), transfer taxes and premiums, taxes withheld on foreign dividends and, if applicable in the event the Master Fund utilizes an Investment Manager who manages assets directly for the Master Fund on a managed account basis (a "Subadviser"), brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees); all costs and expenses associated with the establishment of Subadvisory Accounts; any non-investment related interest expense; fees and disbursements of any attorneys and accountants engaged on behalf of the Fund; audit and tax preparation fees and expenses; administrative expenses and fees; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance and a fidelity bond; the Advisory Fee and the Management Fee payable to the Adviser; the Servicing Fee payable to the Servicing Agent; fees and travel-related expenses of the board of managers of the Master Fund who are not employees of the Adviser or any affiliate of the Adviser; all costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund; any extraordinary expenses; and such other expenses as may be approved from time to time by the Board of Managers of the Fund (the "Board"). While the Offshore Fund does not charge the Fund fees for an investment in the Offshore Fund, the Fund may incur costs on a PRO RATA basis for administrative and such other expenses as may be approved from time to time by the board of directors of the Offshore Fund.

     The Adviser and the Fund have entered into an Expense Limitation Agreement. Under the terms of the Expense Limitation Agreement, the Adviser will pay or absorb (subject to the reimbursement described below) the ordinary operating expenses of the Fund (including the portion of the Offshore Fund's fees and expenses indirectly borne by the Fund, due to its investment in the Offshore Fund, and the Offshore Fund's share of the Master Fund's fees and expenses, but excluding any Investment Fund fees and expenses) to the extent necessary to limit the ordinary operating expenses of the Fund to 3.00% per annum of the Fund's average monthly net assets. In consideration of the Adviser's agreement to limit the Fund's expenses, the Fund will carry forward the amount of expenses paid or absorbed by the Adviser in excess of the Expense Limitation, for a period not to exceed three years from the end of the fiscal year in which the expense was incurred, and will reimburse the Adviser such amounts. Reimbursement will be made as promptly as possible, but only to the extent it does not cause the Fund's ordinary operating expenses for any year to exceed the Expense Limitation in effect at the time that the expense was paid or absorbed. The Expense Limitation Agreement will remain in effect until December 31, 2010 and continue thereafter until terminated by the Adviser or the Fund.

     The Investment Funds bear various expenses in connection with their operations. These expenses are similar to those incurred by the Fund and the Master Fund. The Investment Managers generally charge asset-based management fees to and receive performance-based allocations from the Investment Funds, which effectively will reduce the investment returns of the Investment Funds. These expenses, fees and allocations will be in addition to those incurred by the Fund, the Offshore Fund and the Master Fund. As an investor in Investment Funds, the Master Fund will bear its PRO RATA share of the expenses and fees of the Investment Funds and will also be subject to performance allocations to the Investment Managers. The Fund will bear its PRO RATA share of such expenses and fees by virtue of its investment in the Offshore Fund, which will bear its pro rata share of expenses and fees incurred from its investment in the Master Fund.

ITEM 8.  GENERAL DESCRIPTION OF THE REGISTRANT.

     The Fund is a closed-end, non-diversified, management investment company that was organized as a limited liability company under the laws of the State of Delaware on July 24, 2009. Interests in the Fund are being issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of, and/or Regulation D under, the Securities Act. Investments in the Fund may be made only by "accredited investors," as defined in Regulation D under the Securities Act, that have a net worth at the time of subscription of more than $1.5 million (or such greater amount as may be required by applicable law or by the Board of Managers, in its sole discretion) and persons who have at least $750,000 under the Adviser's or its affiliates' management, including any amount invested in the Fund, who are also Permitted U.S. Persons or an entity, substantially all of the ownership interests in which are held by Tax-Exempt U.S. Persons. The relevant investor qualifications for initial and subsequent subscriptions by investors will be set forth in a subscription agreement that must be completed by each prospective investor. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the Securities Act.

     INVESTMENT OBJECTIVES AND PRACTICES

     The Fund's investment objective is capital appreciation. In pursuing its investment objective, the Fund will invest substantially all of its assets in the Offshore Fund. The Offshore Fund will, in turn, invest substantially all of its assets in the Master Fund. The Master Fund and the Offshore Fund have the same investment objective and substantially the same investment policies as those of the Fund. This form of investment structure is commonly known as a "master/feeder fund" arrangement. The Adviser serves as investment adviser of the Master Fund and as manager to the Fund and the Offshore Fund.

     As a fund of hedge funds, the Master Fund pursues its investment objective principally through a multi-manager, multi-strategy program of investment in a diverse group of Investment Funds, managed by the Investment Managers, a select group of alternative asset managers, that primarily invest or trade in a wide range of equity and debt securities, with the objective of significantly lowering the risk (volatility) from that which would be associated with investing with any single Investment Manager.

     Investment Managers are selected by the Adviser on the basis of various criteria, generally including, among other things, an analysis of: the
Investment Manager's reputation, experience and training; its expertise in a particular investment strategy or investment strategies; its articulation of, and adherence to, its investment philosophy; the presence and deemed effectiveness of the Investment

Manager's risk management discipline; the structure of the Investment Manager's portfolio and the types of securities or other instruments held; its fee structure; on-site interviews of the Investment Manager's personnel; the quality and stability of the Investment Manager's organization, including internal and external professional staff; the Investment Manager's potential for performance or performance during various time periods and market cycles; and whether the Investment Manager has a significant personal investment in the investment program it pursues.

     Investment Managers selected by the Adviser generally conduct their investment programs through Investment Funds. Generally, Investment Funds are private investment funds that have investors other than the Master Fund. The Master Fund currently intends to invest its assets primarily in Investment Funds. However, although it does not currently intend to do so, it also may invest a portion of its assets directly pursuant to investment advisory agreements under which Investment Managers will be given discretionary authority to manage designated portions of the Master Fund's assets on a managed account basis. In addition, to facilitate the efficient investment of the Master Fund's assets, separate Investment Funds, which would be managed by one or more of the Investment Managers, may be created by the Master Fund. Generally, with respect to any such Investment Fund, an Investment Manager will serve as general partner and the Master Fund will be the sole limited partner. Investment Managers for which such an Investment Fund is formed and Investment Managers who manage assets directly for the Master Fund on a managed account basis are collectively referred to as "Subadvisers," and the accounts managed by Subadvisers are collectively referred to as "Subadvisory Accounts." Such Subadvisers would be retained in a manner consistent with the requirements of the 1940 Act.

     The Investment Managers utilized by the Master Fund may invest and trade in a wide range of instruments and markets and may pursue various investment strategies. Although the Investment Managers primarily invest and trade in equity and debt securities (domestic and foreign), they may also invest and trade in equity-related instruments, currencies, financial futures, and fixed-income and other debt-related instruments. In addition, the Investment Managers may sell securities short and use a wide range of other investment techniques. The Investment Managers are generally not limited in the markets (either by location or type, such as large capitalization, small capitalization or non-U.S. markets) in which they invest or the investment discipline that they may employ (such as value or growth or bottom-up or top-down analysis).

     The Investment Managers may use various investment techniques for hedging and non-hedging purposes. For example, an Investment Manager may sell securities short and purchase and sell options and futures contracts and engage in other derivative transactions. The use of these techniques may be an integral part of an Investment Manager's investment program, and involve certain risks. The Investment Managers may use leverage, which also entails risk. For purposes of complying with applicable investment restrictions and investment limitations imposed by the 1940 Act, the Master Fund will "look through" to the underlying investments of any Investment Account that the Master Fund may establish. However, Investment Funds in which the Master Fund invests are not subject to the investment restrictions of the Fund or the Master Fund and, unless registered under the 1940 Act, are not subject to any of the investment limitations imposed by the 1940 Act.

     The investment objective of the Fund is fundamental and may not be changed without a vote of a majority of the Fund's outstanding voting securities.

     FUNDAMENTAL INVESTMENT RESTRICTIONS:

     The Fund has adopted certain fundamental investment restrictions, which cannot be changed without the vote of a majority of the Fund's outstanding voting securities (as defined by the 1940 Act). In applying these restrictions, the Fund will aggregate its investments and transactions with those of each

Investment Fund, if any, that is advised by a Subadviser. The Fund's fundamental investment restrictions are as follows:

     (1) The Fund will not invest 25% or more of the value of its total assets in the securities (other than U.S. Government Securities) of issuers engaged in any single industry except that: the Fund may pursue its investment objective by investing substantially all of its assets in the Offshore Fund, which will invest substantially all of its assets in the Master Fund (or another registered investment company that has the same investment objective and substantially the same investment policies as the Fund); and the Fund (if it invests directly in Investment Funds rather than investing in the Offshore Fund or the Master Fund) and the Master Fund will invest 25% or more of the value of their total assets in Investment Funds except during temporary adverse market conditions affecting Investment Funds in which they may invest, but will not invest 25% or more of the value of their total assets in Investment Funds that focus on investing in any single industry or group of related industries.

     (2) The Fund will not issue senior securities representing stock, except that, to the extent permitted by the 1940 Act, (a) the Fund may borrow money from banks, brokers and other lenders, to finance portfolio transactions and engage in other transactions involving the issuance by the Fund of "senior securities" representing indebtedness, and (b) the Fund may borrow money from banks for temporary or emergency purposes or in connection with repurchases of, or tenders for, Interests.

     (3) The Fund will not underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act in connection with the disposition of its portfolio securities.

     (4) The Fund will not make loans of money or securities to other persons, except through purchasing fixed-income securities, lending portfolio securities or entering into repurchase agreements in a manner consistent with the Fund's investment policies.

     (5) The Fund will not purchase or sell commodities or commodity contracts, except that it may purchase and sell foreign currency, options, futures and forward contracts, including those related to indexes, and options on indices, and may invest in commodity pools and other entities that purchase and sell commodities and commodity contracts.

     (6) The Fund will not purchase, hold or deal in real estate, except that it may invest in securities that are secured by real estate or that are issued by companies that invest or deal in real estate.

     While it is in the current master/feeder structure, with respect to its own investment restrictions, the Fund will "look through" to the Master Fund's investments. To the extent the Fund withdraws from the Master Fund and establishes Subadvisory Accounts, it will "look through" to the underlying investments of such Subadvisory Accounts for purposes of complying with investment restrictions and limitations applicable to the Fund.

     The Master Fund has fundamental investment restrictions that are substantially the same as those of the Fund. These investment restrictions may not be changed by the Master Fund without the vote of a majority of the outstanding voting securities of the Master Fund. The investment restrictions and other policies described herein do not apply to Investment Funds, but are applicable to Subadvisory Accounts. If a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of the Fund's or the Master Fund's total assets, unless otherwise stated, will not constitute a violation of such restriction or policy.

         RISK FACTORS:

     The Fund's investment program is speculative and entails substantial risks. There can be no assurance that the Fund's investment objective will be achieved. The Fund's performance depends upon the performance of the Offshore Fund, which, in turn, will depend on the performance of the Master Fund. The Master Fund's performance will depend on the performance of the Investment Managers with which the Master Fund invests, and the Adviser's ability to select, allocate and reallocate effectively the Master Fund's assets among them. Each Investment Manager's use of leverage, short sales and derivative transactions, in certain circumstances, can result in significant losses. The value of an investment in the Fund will fluctuate with changes in the values of the Master Fund's investments.

     As a non-diversified investment company, there are no percentage limitations imposed by the 1940 Act on the portion of the Fund's assets that may be invested in the securities of any one issuer. As a result, the Fund's investment portfolio may be subject to greater risk and volatility than if investments had been made in the securities of a broader range of issuers.

     An investment in the Fund involves the following general risks:

     o Investing in the Fund can result in loss of invested capital. Use of leverage, short sales and derivative transactions by Investment Managers can result in significant losses to the Master Fund, and, indirectly, to the Fund.

     o The Master Fund is a non-diversified fund and invests in Investment Funds that may not have diversified investment portfolios, thereby increasing investment risk.

     o There are special tax risks associated with an investment in the Fund. (See Item 10.4 and Item 23.)

     o Interests are not traded on any securities exchange or other market and are subject to substantial restrictions on transfer. Liquidity will be provided to members of the Fund ("Members") only through repurchase offers made from time to time by the Fund. There is no assurance that a Member tendering an Interest for repurchase in connection with a repurchase offer made by the Fund will have that Interest repurchased in that repurchase offer.

     o An investor who meets the conditions imposed by the Investment Managers, including minimum initial investment requirements that may, in many cases, be substantially higher than $50,000, could invest directly in Investment Funds or with Investment Managers. By investing in Investment Funds indirectly through the Fund, a Member bears a pro rata portion of the asset-based fees and other expenses of the Fund and expenses of the Offshore Fund, a pro rata portion of the asset-based fees and expenses of the Master Fund attributable to the Offshore Fund's interest in the Master Fund and also indirectly bears a pro rata portion of the asset-based fees, performance-based allocations and other expenses borne by the Master Fund as an investor in Investment Funds.

     o The fees and other expenses borne directly and indirectly by the Fund, including those of the Master Fund and the fees, expenses and performance-based allocations that are borne by the Master Fund as an investor in Investment Funds or Subadvisory Accounts may be higher than those of most other registered investment companies.

     Investing in Investment Funds involves special risks, including the following:

     o Investment Funds generally will not be registered as investment companies under the 1940 Act. Therefore, the Master Fund, as an investor in Investment Funds, will not have the benefit of the protections afforded by the 1940 Act to investors in registered investment companies, such as mutual funds.

     o An Investment Fund may, in some cases, concentrate its investments in a single industry or group of related industries. This increases the sensitivity of its investment returns to economic factors affecting that industry or group of industries. However, the Master Fund will adhere to its own investment restrictions with respect to concentration when investing in Investment Funds.

     o The Adviser receives detailed information from each Investment Manager regarding its investment performance and investment strategy. The Adviser may have little or no means of independently verifying information provided by Investment Managers and thus, may not be able to ascertain whether Investment Managers are adhering to their disclosed investment strategies and their investment and risk
          management  policies.   An  Investment  Manager  may  use  proprietary
          investment strategies that are not fully disclosed to the Adviser, which may involve risks that are not anticipated by the Adviser.

     o    The board of  managers  of the  Master  Fund has  approved  procedures pursuant to which the Master Fund will value its investments in Investment Funds not managed by the Subadvisers at fair value. In accordance with these procedures, fair value of these investments ordinarily will be the value determined as of the end of the fiscal period by the Investment Manager of each Investment Fund in accordance with the Investment Fund's valuation policies and as reported by the Investment Manager. The Master Fund relies primarily on information provided by Investment Managers in valuing its investments in Investment Funds. There is a risk that inaccurate valuations provided by Investment Managers could adversely affect the value of Interests and the amounts Members receive upon the repurchase of Interests. Because Investment Funds provide net asset value information on a monthly basis, and may not provide detailed information on their investment positions except on an annual basis, the Master Fund generally will not be able to determine the fair value of its investments in Investment Funds or its net asset value other than as of the end of each month and may not be able to verify valuation information given to the Master Fund by Investment Managers (except in the case of Subadvisory Accounts).

     o Investment Managers typically charge asset-based management fees, and typically also are entitled to receive performance-based allocations. The Master Fund, as an investor in Investment Funds (or by retaining an Investment Manager to manage a Subadvisory Account), will be subject to these fees and allocations, which will reduce the investment returns of the Fund. These fees and allocations are in addition to the Management Fee the Fund pays to the Adviser and the advisory fee the Master Fund pays to the Adviser.

     o The performance-based allocations to Investment Managers may create an incentive for Investment Managers to make investments that are riskier or more speculative than those that might have been made in the absence of performance-based allocations. In addition, because a performance-based allocation is generally calculated on a basis that includes unrealized appreciation of an Investment Fund's assets, the allocation may be greater than if it were based solely on realized gains.

     o Each Investment Manager will receive any performance-based allocations to which it is entitled, irrespective of the performance of the other Investment Managers and the Master Fund generally. Accordingly, an Investment Manager with positive performance may receive performance-based compensation from the Master Fund, which is borne indirectly by Members, even if the Master Fund's overall returns are negative.

     o Investment decisions for Investment Funds are made by Investment Managers independently of each other. As a result, at any particular time, one Investment Fund may be purchasing shares of an issuer whose shares are being sold by another Investment Fund. Consequently, the Master Fund could incur indirectly certain transaction costs without accomplishing any net investment result.

     o To the extent the Master Fund purchases non-voting securities of an Investment Fund or waives its right to vote its securities with respect to Investment Funds, it will not be able to vote on matters that require the approval of the investors in the Investment Fund, including matters that could adversely affect the Master Fund's investment in the Investment Fund.

     o The Master Fund may make additional investments in or effect withdrawals from Investment Funds only at certain specified times. The Master Fund may not be able to withdraw its investment in an Investment Fund promptly after it has made a decision to do so, which may result in a loss and adversely affect the Fund's investment return.

     o Investment Funds may be permitted to distribute securities in kind to investors making withdrawals of capital. Upon the Master Fund's withdrawal of all or a portion of its interest in an Investment Fund, the Master Fund may receive securities that are illiquid or difficult to value. In such circumstances, the Adviser would determine whether to attempt to liquidate the security, hold it in the Master Fund's portfolio or distribute it to investors in the Master Fund. In the event the Offshore Fund were to receive such securities from the Master Fund, it would be required to dispose of such securities immediately either through liquidation or by distributing such securities to members of the Offshore Fund (including, without limitation, the Fund) in connection with a repurchase by the Offshore Fund of all or a portion of shares of the Offshore Fund from shareholders of the Offshore Fund. In such situations, the Fund would also be required to dispose of such securities immediately either through liquidation or by distributing such securities to Members in connection with a repurchase by the Fund of all or a portion of Interests in the Fund of Members.

     Investing in a master/feeder fund arrangement involves certain risks, including the following:

     o The Fund pursues its investment objective by investing in the Offshore Fund, which, in turn, invests in the Master Fund. The Offshore Fund does not have the right to withdraw its investment in the Master Fund. Instead, it may only do so through periodic repurchases by the Master Fund of the Offshore Fund's interests in the Master Fund. This may limit the ability of the Fund to make offers to repurchase Interests to such times when the Offshore Fund is permitted to tender its interests in the Master Fund. In addition, the Fund may receive securities and other investments from the Offshore Fund (received from the Master Fund) in lieu of cash when it redeems shares of the Offshore Fund. The Fund will incur expenses in liquidating investments received in connection with any in-kind distributions.

     o A change in the investment objective, policies or restrictions of the Master Fund may cause the Fund to request a withdrawal from the Offshore Fund, which, in turn, must first seek to have repurchased its interests in the Master Fund. Alternatively, the Fund (and the Offshore Fund) could seek to change its investment objective, policies or restrictions to conform to those of the Master Fund. The investment objective of the Master Fund may not be changed without the approval of investors in the Master Fund (including the Offshore Fund).

     o Interests in the Master Fund also may be held by investors other than the Offshore Fund. These investors may include other investment funds, including investment companies that, like the Fund, are registered under the 1940 Act (including, without limitation, Excelsior Multi-Strategy Hedge Fund of Funds (TI 2), LLC and Excelsior
          Directional Hedge Fund of Funds (TI), LLC, parallel entities that invest directly in the Master Fund), and other types of pooled investment vehicles. When investors in the Master Fund vote on matters affecting the Master Fund, the Offshore Fund could be outvoted by other investors. The Fund also may be indirectly adversely affected otherwise by other investors in the Master Fund.

     o Other investors in the Offshore Fund or Master Fund may offer shares (or interests) to their respective investors, if any, that have costs and expenses that differ from those of the Fund. Thus, the investment returns for investors in other funds that invest in the Offshore Fund or Master Fund may differ from the investment return of investors in the Fund.

ITEM 9.  MANAGEMENT

Item 9.1(a) BOARD OF MANAGERS: The Board of Managers of the Fund has overall responsibility for the management and supervision of the operations of the Fund, pursuant to the Delaware Limited Liability Company Act, and approved the Fund's investment program on August 31, 2009. It exercises the same powers, authority and responsibility on behalf of the Fund as are customarily exercised by the board of directors of a registered investment company organized as a corporation, and has complete and exclusive authority to oversee and to establish policies regarding the management, conduct and operation of the Fund's business.

               The Master Fund also has a board of managers that is comprised of the same persons who comprise the Board. The Master Fund's board of managers has overall responsibility for the management and supervision of the operations of the Master Fund. These persons also serve as the members of the board of directors of the Offshore Fund.

Item 9.1(b) INVESTMENT ADVISER: The Adviser, U.S. Trust Hedge Fund Management, Inc., serves as the investment adviser of the Master Fund. The Adviser is a wholly-owned, indirect subsidiary of Bank of America Corporation ("Bank of America") and is registered as an investment adviser under the Advisers Act. The Adviser also serves as the investment adviser of the Master Fund, and may, in the future, serve as an investment adviser of other registered and private investment companies. The offices of the Adviser are located at 225 High Ridge Road, Stamford, CT 06905, and its telephone number is 866-921-7951.

               The Adviser is organized within Bank of America's Alternative Investment Asset Management ("AIAM"). As of June 30, 2009, AIAM was overseeing approximately $31 billion in client assets. AIAM is part of Global Wealth & Investment Management ("GWIM"), a division of Bank of America, and provides qualified clients with a range of alternative asset products.

               GWIM is the wealth and investment management division of Bank of America, which serves, among others, affluent, wealthy, GWIM entities managed assets of $705.2 billion. Managed assets include assets under discretionary management and certain non-discretionary wrap assets.

               Bank of America, a Delaware corporation headquartered in Charlotte, North Carolina, is a bank holding company and a financial holding company and is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. Bank of America services more than 59 million consumer and small business relationships with more than 6,100 retail banking offices and more than 4 million small business owners through a suite of online products and services. The company serves clients in more than 150 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 83 percent of the Fortune Global 500. Bank of America stock is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchanges.

               Pursuant to an investment advisory agreement with the Master Fund (the "Advisory Agreement"), the Adviser is responsible for developing, implementing and supervising the Master Fund's investment program and providing day-to-day management services to the Master Fund. The Adviser is authorized, subject to the approval of the Master Fund's board of managers and members, to retain one or more other organizations, including its affiliates, to provide any or all of the services required to be provided by the Adviser to the Master Fund or to assist in providing these services. To the extent that the Adviser retains a sub-adviser to manage the assets of the Master Fund, the Adviser is responsible under the Advisory Agreement to review and supervise the services provided by the sub-adviser. In consideration for the services provided under the Advisory Agreement, the Master Fund pays the Adviser the Advisory Fee, a quarterly fee of 0.25% (1.00% on an annualized basis) of the net assets of the Master Fund determined as of the start of business on the first business day of each calendar quarter (after adjustment for any subscriptions effective on that date). The Advisory Fee is payable in arrears within five business days after the end of the quarter. In the event that the Advisory Fee is payable in respect of a partial quarter, or in the event of contributions or withdrawals of capital to the Master Fund other than at the beginning or end of a quarter, such fee will be appropriately pro rated.

               The Adviser also provides various management and administrative services to the Fund pursuant to a management agreement with the Fund (the "Management Agreement"). These services include: providing office space and other support services to the Fund; maintaining and preserving certain records of the Fund; preparing and filing various materials with state and federal regulators; supervising services provided by the Fund's administrator, transfer agent and custodian; reviewing and arranging for payment of the Fund's expenses; reviewing subscription documents submitted by prospective investors; preparing communications and quarterly reports to Members; and coordinating the preparation of materials relating to meetings of the Board of Managers and meetings of Members. Under the Management Agreement, the Adviser also is responsible for the investment of the cash reserves of the Fund. In consideration for these services provided under the Management Agreement, the Fund pays the Adviser the Management Fee, a quarterly fee of 0.125% (0.50% on an annualized basis ) of the net assets of the Fund determined as of the start of business on the first business day of each calendar quarter (after adjustment for any subscriptions effective on that date). The Management Fee is payable in arrears within five business days after the end of the quarter. The Management Fee will be pro rated appropriately for capital contributed on any date that does not fall on the first day of a calendar quarter, or withdrawn from the Fund other than on the last day of a calendar quarter, based on the actual number of days remaining in such quarter.

               The Fund has also entered into a servicing agreement with the Servicing Agent to provide (or arrange for the provision of) ongoing Member and account maintenance services (the "Servicing Agreement"). These services include, but are not limited to, handling Member inquiries regarding the Fund; assisting in the enhancement of communications between Members and the Fund; notifying the Fund of any changes to Member information, such as changes of address; and providing such other information and Member services as the Fund may reasonably request. As consideration for these services, the Fund pays a quarterly Servicing Fee to the Servicing Agent at an annualized rate of 0.25% of the net assets of the Fund determined as of the start of business on the first business day of each calendar quarter (after adjustment for any subscriptions effective on that date). The Servicing Fee will be pro rated appropriately for capital contributed on any date that does not fall on the first day of a calendar quarter, or withdrawn from the Fund other than on the last day of a calendar quarter, based on the actual number of days remaining in such quarter.

               A discussion regarding the basis for the approval by the board of managers of the Master Fund of the investment advisory agreement between the Adviser and the Master Fund is available in the Master Fund's annual report to its members, for the annual period ended March 31, 2007.

Item 9.1(c) PORTFOLIO MANAGEMENT: Spencer N. Boggess serves as portfolio manager of the Master Fund (the "Portfolio Manager"). As Portfolio Manager, Mr. Boggess is primarily responsible for the day-to-day management of the Master Fund's portfolio, subject to such policies as may be adopted by the board of managers of the Master Fund.

               From 2007 to the present, Mr. Boggess has served as the Managing Director of Bank of America's AIAM. From 2003 to the present, Mr. Boggess has served as President and

               Chief Executive Officer of the Adviser and as Portfolio Manager of the Master Fund.

               The Statement of Additional Information ("SAI") provides additional information about the Portfolio Manager's compensation, other accounts managed by the Portfolio Manager, and the Portfolio Manager's ownership of securities in the Fund.

Item 9.1(d) ADMINISTRATOR: The Fund has retained J.D. Clark & Company (the "Administrator"), a division of UMB Fund Services, to provide accounting and certain administrative and investor services to the Fund, including fund accounting, investor accounting, and taxation services. In consideration of these services, the Fund pays the Administrator a quarterly fee equal to the greater of:
               (i) $3,000; or (ii) .00025 of the Fund's net assets as of the first day of each calendar quarter on the first $150 million of net assets, plus .000125 of the Fund's net assets in excess of $150 million. The maximum fee paid to the Administrator is $75,000 per quarter (subject to an annual revision for inflation). The Administrator also serves as the transfer agent for Interests. Similar services are provided by the Administrator to the Master Fund. The Administrator exclusively provides administrative and accounting services to private investment funds and funds of funds. Currently, it provides administrative and accounting services to 103 funds of funds, with aggregate assets of approximately $13 billion, and 105 private investment funds, with aggregate assets of approximately $4 billion. The Administrator's staff includes 74 professionals, 10 of whom are Certified Public Accountants.

Item 9.1(e) CUSTODIANS: PFPC Trust Company (the "Custodian") serves as custodian for the assets of the Fund. The Custodian's principal business address is 8800 Tinicum Boulevard, 4th Floor, Philadelphia, Pennsylvania 19153, Attention: Edward A. Smith III. The Administrator also serves as the transfer agent for Interests. The Administrator's principal business address is 2225 Washington Boulevard, Suite 300, Ogden, Utah 84401-1409.

Item 9.1(f) EXPENSES: The Fund bears its own expenses, and through its investment in the Offshore Fund, indirectly bears a PRO RATA portion of the Offshore Fund's expenses, and, indirectly, through the Offshore Fund's investment in the Master Fund, bears a pro rata portion of the Master Fund's fees and expenses not otherwise borne by the Adviser, including, but not limited to: all investment-related expenses (including, but not limited to, fees paid directly or indirectly to Investment Managers, all costs and expenses directly related to portfolio transactions and positions for the Master Fund's account such as direct and indirect expenses associated with the Master Fund's investments, including its investments in Investment Funds or Subadvisory Accounts, transfer taxes and premiums, taxes withheld on foreign dividends and, if applicable in the event the Master Fund utilizes a Subadviser, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees); all costs and expenses associated with the establishment of Subadvisory Accounts; any non-investment related interest expense; fees and disbursements of any attorneys and accountants engaged on behalf of the Fund; audit and tax preparation fees and expenses; administrative expenses and fees; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance and a fidelity bond; the Advisory Fee and the Management Fee payable to the Adviser; the Servicing Fee payable to the Servicing Agent; fees and travel-related expenses of the board of managers of the Master Fund who are not employees of the Adviser or any affiliate of the Adviser; all costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund; any extraordinary expenses; and such other expenses as may be approved from time to time by the Board of Managers. While the Offshore Fund does not charge the Fund fees for an investment in the Offshore Fund, the Fund may incur costs on a PRO RATA basis for administrative and such other expenses as may be approved from time to time by the board of directors of the Offshore Fund.

Item 9.1(g) AFFILIATED BROKERAGE: Transactions for any Investment Fund organized by the Fund will not be effected on a principal basis with the Adviser or any of its affiliates. However, broker-dealer affiliates of the Adviser may effect brokerage transactions for such an Investment Fund. These transactions would be effected in accordance with procedures adopted by the Fund pursuant to
               Section 17(e) of the 1940 Act and Rule 17e-1 thereunder. Among other things, Section 17(e) and those procedures provide that when acting as broker for the Fund in connection with the sale of securities to or by the Fund, the affiliated broker may receive compensation not exceeding the following limits: (i) if the sale is effected on a securities exchange, the compensation may not exceed the "usual and customary broker's commission" (as defined in Rule 17e-1 under the 1940 Act); (ii) if the sale is effected in connection with a secondary distribution of securities, the compensation cannot exceed 2% of the sale price; and (iii) the compensation for sales otherwise effected cannot exceed 1% of the sales price. Rule 17e-1 defines a "usual and customary broker's commission" as one that is fair compared to the commission received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on an exchange during a comparable period of time.

Item 9.2       NON-RESIDENT MANAGERS:  Not Applicable

Item 9.3 CONTROL PERSONS: As the sole member of the Registrant, Steven L. Suss is deemed to be a control person of the Registrant. In addition, by virtue of Mr. Suss being an officer of the Adviser, the Adviser may be deemed a control person of the Registrant. However, Mr. Suss shall withdraw from the Fund immediately preceding the commencement of operations of the Fund and, thus, at such time, the Adviser would no longer be deemed a control person of the Registrant. For purposes of this item, "control" means (1) the beneficial ownership, either directly or through one or more controlled companies, of more than 25 percent of the voting securities of a company; (2) the acknowledgment or assertion by either the controlled or controlling party of the existence of control; or (3) an adjudication under Section 2(a)(9) of the 1940 Act, which has become final, that control exists.

ITEM 10.  CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES

ITEM 10.1.  CAPITAL STOCK

     The Fund is organized as a limited liability company under the laws of the State of Delaware and intends to be classified as a partnership for Federal tax purposes. An investor in the Fund will be a Member and his or her rights in the Fund will be established and governed by the limited liability company agreement of the Fund (the "LLC Agreement") which is attached as Appendix A hereto. The following is a summary description of certain provisions of the LLC Agreement. The description of such provisions is not definitive and reference should be made to the complete text of the LLC Agreement.

     The security purchased by an Investor is an Interest, a limited liability company interest in the Fund. All Interests shall be fully paid and nonassessable. Investors shall have no preemptive or other rights to subscribe for any additional Interests.

     The management and operation of the Fund and its business and affairs will be vested solely in a board of managers, and the members of the Board will be the "managers" of the Fund (each, a "Manager," and collectively, the "Managers"). In no event shall any Member, in his or her capacity as such, have any role in the management of the Fund's affairs. The Members shall have power to vote only: (i) for the election of Managers as provided in the following paragraph; (ii) with respect to any amendment of the LLC Agreement, to the extent and as provided therein; and (iii) with respect to such additional matters relating to the Fund as may be required by the LLC Agreement, applicable law or as the Board may consider necessary or desirable. With respect to any matter requiring the vote of Members, the Members shall vote in proportion to the value of their respective capital accounts as of the record date applicable to the consideration of such matter.

     There will normally be no meetings of Members for the purpose of electing Managers except that, in accordance with the 1940 Act: (i) the Fund will hold a meeting of Members for the election of Managers at such time as less than a majority of the Managers holding office have been elected by Members; and (ii) if, as a result of a vacancy on the Board, less than two-thirds of the members of the Board holding office have been elected by the Members, that vacancy may be filled only by a vote of the Members.

     The Board may admit Members to the Fund from time to time upon the execution by a prospective investor of an appropriate signature page to the LLC Agreement or upon the completion and execution, and the acceptance of the same by the Board, of a subscription agreement in a form specified by the Board from time to time. The Board has the right to refuse to accept investments in the Fund for any reason. Interests will be issued only in a transaction or transactions not requiring registration under the Securities Act.

     The Fund may be dissolved (i) by written determination of the Board to dissolve the Fund; (ii) by vote of the Members of the Fund holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members, or (iii) as required by applicable law. The Board will call a meeting of Members for the purpose of determining whether the Fund should be dissolved in the event that the Fund does not at least once during any two-year period beginning on the date on which any Member has submitted, in accordance with procedures specified in the LLC Agreement, notice requesting to tender its entire Interest for repurchase.

ITEM 10.2.  LONG-TERM DEBT.

         Not applicable.

ITEM 10.3.  GENERAL.

         Not applicable.

ITEM 10.4.  TAXES.

     The following is a summary of certain potential U.S. federal tax consequences which may be relevant to prospective investors. The discussion contained herein is not a full description of the complex tax rules involved and is based upon existing laws, judicial decisions and administrative regulations, rulings and practices, all of which are subject to change, retroactively as well as prospectively. This summary also does not discuss all of the tax consequences that may be relevant to a particular investor or to certain investors subject to special treatment under the Federal income tax laws, such as insurance companies. A decision to invest in the Fund should be based upon an evaluation of the merits of the trading program, and not upon any anticipated U.S. tax benefits.

     THE DISCUSSION HEREIN IS FOR INFORMATIONAL PURPOSES ONLY AND IS A DISCUSSION PRIMARILY OF THE U.S. TAX CONSEQUENCES TO PROSPECTIVE MEMBERS. EACH PROSPECTIVE MEMBER SHOULD CONSULT ITS PROFESSIONAL TAX ADVISOR WITH RESPECT TO THE TAX ASPECTS OF AN INVESTMENT IN THE FUND. TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR STATUS OF A PROSPECTIVE MEMBER.

     In addition to the particular matters set forth in this section, tax-exempt organizations should review carefully those sections regarding liquidity and other financial matters to ascertain whether the investment objectives of the Fund, the Offshore Fund and the Master Fund are consistent with their overall investment plans. Each prospective tax-exempt Member is urged to consult its own counsel regarding the acquisition of Interests.

TAX TREATMENT OF FUND OPERATIONS

     CLASSIFICATION OF THE FUND. The Fund will receive an opinion of Schulte Roth & Zabel LLP, counsel to the Fund, that under the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations (the "Regulations"), as in effect on the date of the opinion, as well as under the relevant authority interpreting the Code and the Regulations, and based upon certain representations of the Board of Managers, the Fund will be classified as a partnership for Federal tax purposes and not as an association taxable as a corporation.

     Under Section 7704 of the Code, "publicly traded partnerships" are generally treated as corporations for Federal tax purposes. A publicly traded partnership is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof). Interests in the Fund will not be traded on an established securities market. Regulations concerning the classification of partnerships as publicly traded partnerships (the "Section 7704 Regulations") provide certain safe harbors under which interests in a partnership will not be considered readily tradable on a secondary market (or the substantial equivalent thereof). The Fund may not be eligible for any of those safe harbors. In particular, it will not qualify under the private placement safe harbor set forth in the Section 7704 Regulations if the Fund has more than 100 Members.

     The Section 7704 Regulations specifically provide that the fact that a partnership does not qualify for the safe harbors is disregarded for purposes of determining whether interests in a partnership are readily tradable on a secondary market (or the substantial equivalent thereof). Rather, in this event the partnership's status is examined under a general facts and circumstances test. Schulte Roth & Zabel LLP also will render its opinion that, under this "facts and circumstances" test, and based upon the anticipated operations of the Fund as well as the legislative history to Section 7704, the text of the Section 7704 Regulations and certain representations of the Board of Managers, the interests in the Fund will not be readily tradable on a secondary market (or the substantial equivalent thereof) and, therefore, that the Fund will not be treated as a publicly traded partnership taxable as a corporation. Neither of the opinions of counsel described above, however, is binding on the Internal Revenue Service (the "Service") or the courts. If it were determined that the Fund should be treated as an association or a publicly traded partnership taxable as a corporation for Federal tax purposes (as a result of a successful challenge to such opinions by the Service, changes in the Code, the Regulations or judicial interpretations thereof, a material adverse change in facts, or otherwise), the taxable income of the Fund would be subject to corporate income tax when recognized by the Fund; distributions of such income, other than in certain redemptions of Interests, would be treated as dividend income when received by Members to the extent of the current or accumulated earnings and profits of the Fund; and Members would not be entitled to report profits or losses realized by the Fund.

     As a partnership, the Fund is not itself subject to Federal income tax. The Fund files an annual partnership information return with the Service which reports the results of operations. To the extent discussed under the heading, "Unrelated Business Taxable Income", below, each Member is taxed, if at all, on its distributive share of the Fund's taxable income and gain regardless of whether it has received or will receive a distribution of assets from the Fund.

     TAX RETURNS; TAX AUDITS. The Board of Managers decides how to report the partnership items on the Fund's tax returns, and all Members are required under the Code to treat the items consistently on their own returns, unless they file a statement with the Service disclosing the inconsistency. Given the uncertainty and complexity of the tax laws, it is possible that the Service may not agree with the manner in which the Fund's items have been reported. In the event the income tax returns of the Fund are audited by the Service, the tax treatment of the Fund's income and deductions generally is determined at the limited liability company level in a single proceeding rather than by individual audits of Members. A Member chosen by the Board of Managers and designated as the "Tax Matters Partner", has considerable authority to make decisions affecting the tax treatment and procedural rights of all Members. In addition, the Tax Matters Partner has the authority to bind certain Members to settlement agreements and the right on behalf of all Members to extend the statute of limitations relating to Members' tax liabilities with respect to Fund items.

     MANDATORY BASIS ADJUSTMENTS. The Fund is generally required to adjust its tax basis in its assets in respect of all Members in cases of partnership distributions that result in a "substantial basis reduction" (i.e., in excess of $250,000) in respect of the partnership's property. The Fund is also required to adjust its tax basis in its assets in respect of a transferee, in the case of a sale or exchange of an interest, or a transfer upon death, when there exists a "substantial built-in loss" (i.e., in excess of $250,000) in respect of partnership property immediately after the transfer. For this reason, the Fund will require: (i) a Member who receives a distribution from the Fund in connection with a complete withdrawal; (ii) a transferee of an Interest (including a transferee in case of death); and (iii) any other Member in appropriate circumstances to provide the Fund with information regarding its adjusted tax basis in its Interest.

     UNRELATED BUSINESS TAXABLE INCOME

     Generally, an exempt organization is exempt from Federal income tax on its passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership in which it is a partner.(1) This type of income is exempt even if it is realized from securities trading activity which constitutes a trade or business.

     This general exemption from tax does not apply to the UBTI of an exempt organization. Generally, except as noted above with respect to certain categories of exempt trading activity, UBTI includes income or gain derived (either directly or through partnerships) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization's exempt purpose or function. UBTI also includes "unrelated debt-financed income," which generally consists of: (i) income derived by an exempt organization (directly or through a partnership) from income-producing property with respect to which there is "acquisition indebtedness" at any time during the taxable year; and (ii) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is "acquisition indebtedness" at any time during the twelve-month

--------------------
1 With certain exceptions, tax-exempt organizations which are private foundations are subject to a 2% Federal excise tax on their "net investment income." The rate of the excise tax for any taxable year may be reduced to 1% if the private foundation meets certain distribution requirements for the taxable year. A private foundation will be required to make payments of estimated tax with respect to this excise tax.

period ending with the date of such disposition. The Fund does not intend to incur "acquisition indebtedness" with respect to its investment in the Offshore Fund.

     In 1996, Congress considered whether, under certain circumstances, income derived from the ownership of the shares of a non-U.S. corporation should be treated as UBTI to the extent that it would be so treated if earned directly by the shareholder. Subject to a narrow exception for certain insurance company income, Congress declined to amend the Code to require such treatment. In addition, the Service has held in recent private letter rulings(2) that a non-U.S. corporation's distributive share of a limited partnership's debt-financed income would not be considered UBTI of the sole shareholder of the non-U.S. corporation, where the non-U.S. corporation was organized for business purposes, including flexibility in disposing of partnership interests, additional liability protection and management of additional investments. Accordingly, based on these principles, a U.S. person within the meaning of the Code that is exempt from payment of U.S. federal income tax investing (indirectly through its interest in the Fund) in a non-U.S. corporation such as the Offshore Fund should not realize UBTI with respect to an unleveraged investment in shares. Investors are urged to consult their own tax advisors concerning the U.S. tax consequences of an investment in the Fund.

     U.S. Persons that are subject to an excise tax on their annual net income (e.g., private foundations) are particularly urged to consult their own tax advisors with respect to their investment in the Fund, in light of the Offshore Fund's potential status as a "controlled foreign corporation" ("CFC").

TAX TREATMENT OF OFFSHORE FUND OPERATIONS

     As indicated above, the Fund invests substantially all of its assets in the Offshore Fund. The following summary describes certain Federal tax consequences of an investment in the Offshore Fund.

     U.S. TRADE OR BUSINESS. Section 864(b)(2) of the Code provides a safe harbor (the "Safe Harbor") applicable to a non-U.S. corporation (other than a dealer in securities) that engages in the U.S. in trading securities (including contracts or options to buy or sell securities) for its own account pursuant to which such non-U.S. corporation will not be deemed to be engaged in a U.S. trade or business. The Safe Harbor also provides that a non-U.S. corporation (other than a dealer in commodities) that engages in the U.S. in trading commodities for its own account is not deemed to be engaged in a U.S. trade or business if "the commodities are of a kind customarily dealt in on an organized commodity exchange and if the transaction is of a kind customarily consummated at such place." Pursuant to proposed regulations, a non-U.S. taxpayer (other than a dealer in stocks, securities or derivatives) that effects transactions in the United States in derivatives (including (i) derivatives based upon stocks, securities, and certain commodities, and (ii) certain notional principal contracts based upon an interest rate, equity, or certain commodities and currencies) for its own account is not deemed to be engaged in a United States trade or business. Although the proposed regulations are not final, the Service has indicated in the preamble to the proposed regulations that for periods prior to the effective date of the proposed regulations, taxpayers may take any reasonable position with respect to the application of Section 864(b)(2) of the Code to derivatives, and that a position consistent with the proposed regulations will be considered a reasonable position.

     The Offshore Fund's and the Master Fund's securities and commodities trading activities which meet the Safe Harbor generally should not constitute a U.S. trade or business in which case, except in the limited circumstances discussed below, the Offshore Fund should not be subject to the regular U.S. income tax on such trading profits. An Investment Fund or other Subadvisory Account (each, an

-----------
2 While private letter rulings only bind the Service with respect to the taxpayer requesting the ruling, they are instructive as they reflect the Service's position on a particular issue.

"Investment Vehicle") that meets the Safe Harbor will also not be subject to regular U.S. income tax. However, the Offshore Fund anticipates that a portion of the Investment Vehicle income will be from certain activities that fall outside the Safe Harbor. In that case, the activities of the Offshore Fund, the Master Fund or such Investment Vehicle, respectively, may constitute a U.S. trade or business in which case the Offshore Fund would be subject to U.S. income and branch profits tax on the income and gain from those activities. The combined U.S. income and branch profits tax rate is approximately 55%. The Offshore Fund does not expect that more than 5% of its income will be from activities not within the Safe Harbor. The Master Fund may be required to withhold on a quarterly basis amounts attributable to the Offshore Fund's distributive share of the Master Fund's income that is outside of the Safe Harbor. In addition, it is possible that the Offshore Fund could be subject to taxation on a net basis by state or local jurisdictions within the U.S.

     Even if the Offshore Fund's, the Master Fund's or an Investment Vehicle's securities trading activity does not constitute a U.S. trade or business, gains realized from the sale or disposition of stock or securities (other than debt instruments with no equity component) of U.S. Real Property Holding Corporations (as defined in Section 897 of the Code) ("USRPHCs"), including stock or securities of certain Real Estate Investment Trusts ("REITs"), will be generally subject to U.S. income tax on a net basis. However, a principal exception to this rule of taxation would apply if such USRPHC has a class of stock which is regularly traded on an established securities market and the Offshore Fund, the Master Fund or an Investment Vehicle generally did not hold (and was not deemed to hold under certain attribution rules) more than 5% of the value of a regularly traded class of stock or securities of such USRPHC at any time during the five year period ending on the date of disposition.(3)


U.S. WITHHOLDING TAX

     In general, under Section 881 of the Code, a non-U.S. corporation which does not conduct a U.S. trade or business is nonetheless subject to tax at a flat rate of 30% (or lower tax treaty rate) on the gross amount of certain U.S. source income which is not effectively connected with a U.S. trade or business, generally payable through withholding. Income subject to such a flat tax rate is of a fixed or determinable annual or periodic nature, including dividends and certain interest income. There is presently no tax treaty between the U.S. and the Cayman Islands.

     Certain types of income are specifically exempted from the 30% tax and thus withholding is not required on payments of such income to a non-U.S. corporation. The 30% tax does not apply to U.S. source capital gains (whether long or short-term) or to interest paid to a non-U.S. corporation on its deposits with U.S. banks. The 30% tax also does not apply to interest which qualifies as portfolio interest. The term "portfolio interest" generally includes interest (including original issue discount) on an obligation in registered form which has been issued after July 18, 1984 and with respect to which the person who would otherwise be required to deduct and withhold the 30% tax receives the required statement that the beneficial owner of the obligation is not a U.S. person within the meaning of the Code. Under certain circumstances, interest on bearer obligations may also be considered portfolio interest. In addition, the Offshore Fund's allocable share of income realized by the Master Fund from certain notional

--------------
3 The Offshore Fund or the Master Fund will also be exempt from tax on direct or indirect dispositions of REIT shares, whether or not those shares are regularly traded, if less than 50% of the value of such shares is held, directly or indirectly, by non-U.S. persons at all times during the five-year period ending on the date of disposition. However, even if the direct or indirect disposition of REIT shares would be exempt from tax on a net basis, distributions from a REIT (whether or not such REIT is a USRPHC), to the extent attributable to the REIT's disposition of interests in U.S. real property, are subject to tax on a net basis when directly or indirectly received by the Offshore Fund or the Master Fund and may be subject to the branch profits tax.

principal contracts and certain transactions involving foreign currencies may be characterized as U.S. source income that is subject to U.S. withholding tax.

CAYMAN ISLANDS

     The Government of the Cayman Islands, will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Offshore Fund or its shareholders. The Cayman Islands are not party to any double taxation treaties with any country (other than the United Kingdom).

     The Offshore Fund has applied for, and expects to receive, an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Offshore Fund or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on the shares, debentures or other obligations of the Offshore Fund or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the Offshore Fund to its members or a payment of principal or interest or other sums due under a debenture or other obligation of the Offshore Fund.


OTHER JURISDICTIONS

     Interest, dividend and other income realized by the Offshore Fund, the Master Fund or an Investment Vehicle from non-U.S. sources, and capital gains realized on the sale of securities of non-U.S. issuers, may be subject to withholding and other taxes levied by the jurisdiction in which the income is sourced. It is impossible to predict the rate of foreign tax the Offshore Fund, the Master Fund or an Investment Vehicle will pay since the amount of the assets to be invested in various countries and the ability of the Offshore Fund, the Master Fund or such Investment Vehicle to reduce such taxes, are not known.


FUTURE CHANGES IN APPLICABLE LAW

     The foregoing description of U.S. and Cayman Islands income tax consequences of an investment in, and the operations of, the Offshore Fund and the Master Fund is based on laws and regulations which are subject to change through legislative, judicial or administrative action. Other legislation could be enacted that would subject the Offshore Fund or the Master Fund to income taxes or subject shareholders to increased income taxes.


OTHER TAXES

     Prospective shareholders should consult their own counsel regarding tax laws and regulations of any other jurisdiction which may be applicable to them.


ITEM 10.5.  OUTSTANDING SECURITIES.

     On or after the date of filing of this Registration Statement, the Interests will be issued to Members of the Fund.

ITEM 10.6.  SECURITIES RATINGS.

     Not applicable.

ITEM 11.  DEFAULTS AND ARREARS ON SENIOR SECURITIES.

     Not applicable.

ITEM 12.  LEGAL PROCEEDINGS.

     None.

ITEM 13.  TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.

     Not applicable.

                                     PART B

Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

ITEM 14.  COVER PAGE.

     Not applicable.

ITEM 15.  TABLE OF CONTENTS.

     Not applicable.

ITEM 16.  GENERAL INFORMATION AND HISTORY.

     Not applicable.

ITEM 17.  INVESTMENT OBJECTIVE AND POLICIES.

     Part A contains basic information about the investment objective, policies and limitations of the Fund. This Part B supplements the discussion in Part A of the investment objective, policies, and limitations of the Fund.

EQUITY SECURITIES

     Investment Managers' investment portfolios may include long and short positions in common stocks, preferred stocks and convertible securities of U.S. and foreign issuers. Investment Managers also may invest in depository receipts relating to foreign securities. (See "Foreign Securities" below.) Equity securities fluctuate in value, often based on factors unrelated to the value of the issuer of the securities, and such fluctuations can be pronounced.

     Investment Managers may invest in equity securities without restriction as to market capitalization, such as those issued by smaller capitalization companies, including micro cap companies. The prices of the securities of smaller companies may be subject to more abrupt or erratic market movements than larger, more established companies, because these securities typically are traded in lower volume and the issuers typically are more subject to changes in earnings and prospects. Investment Managers may purchase securities in all available securities trading markets.

     COMMON STOCKS. Common stocks are shares of a corporation or other entity that entitle the holder to a PRO RATA share of the profits, if any, of the entity without preference over any other shareholder or claim of shareholders, after making required payments to holders of the entity's preferred stock and other senior equity. Common stock usually carries with it the right to vote and frequently an exclusive right to do so.

     PREFERRED STOCKS. Preferred stock generally has a preference as to dividends and upon the event of liquidation, over an issuer's common stock, but it ranks junior to debt securities in an issuer's capital structure. Preferred stock generally pays dividends in cash (or additional shares of preferred stock) at a defined rate, but unlike interest payments on debt securities, preferred stock dividends are payable only if declared by the issuer's board of directors. Dividends on preferred stock may be cumulative, meaning that, in the event the issuer fails to make one or more dividend payments on the preferred stock, no dividends may be paid on the issuer's common stock until all unpaid preferred stock dividends have been paid. Preferred stock may also be subject to optional or mandatory redemption provisions.

     CONVERTIBLE SECURITIES. Convertible securities are bonds, debentures, notes, preferred stocks or other securities that may be converted into or exchanged for a specified amount of common stock of the same or different issuer within a particular period of time at a specified price or formula. A convertible security entitles the holder to receive interest that is generally paid or accrued on debt or a dividend that is paid or accrued on preferred stock until the convertible security matures or is redeemed, converted or exchanged. Convertible securities have unique investment characteristics, in that they generally: (i) have higher yields than common stocks, but lower yields than comparable non-convertible securities, (ii) are less subject to fluctuation in value than the underlying common stock due to their fixed-income characteristics and (iii) provide the potential for capital appreciation if the market price of the underlying common stock increases.

     The value of a convertible security is a function of its "investment value" (determined by its yield in comparison with the yields of other securities of comparable maturity and quality that do not have a conversion privilege) and its "conversion value" (the security's worth, at market value, if converted into the underlying common stock). The investment value of a convertible security is influenced by changes in interest rates, with investment value declining as interest rates increase and increasing as interest rates decline. The credit standing of the issuer and other factors may also have an effect on the convertible security's investment value. The conversion value of a convertible security is determined by the market price of the underlying common stock. If the conversion value is low relative to the investment value, the price of the convertible security is governed principally by its investment value. Generally, the conversion value decreases as the convertible security approaches maturity. To the extent the market price of the underlying common stock approaches or exceeds the conversion price, the price of the convertible security will be increasingly influenced by its conversion value. A convertible security generally will sell at a premium over its conversion value by the extent to which investors place value on the right to acquire the underlying common stock while holding a fixed-income security.

     A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security's governing instrument. If a convertible security held by an Investment Fund is called for redemption, the Investment Fund will be required to permit the issuer to redeem the security, convert it into the underlying common stock or sell it to a third party. Any of these actions could have an adverse effect on an Investment Fund's ability to achieve its investment objective, which, in turn, could result in losses to the Master Fund.

BONDS AND OTHER FIXED-INCOME SECURITIES

     Investment Managers may invest in bonds and other fixed-income securities. Investment Managers will invest in these securities when they offer opportunities for capital appreciation and may also invest in these securities for temporary defensive purposes and to maintain liquidity.

     Fixed-income securities include, among other securities: bonds, notes and debentures issued by corporations; debt securities issued or guaranteed by the U.S. government or one of its agencies or instrumentalities ("U.S. Government Securities") or by a foreign government; municipal securities; and mortgage-backed and asset-backed securities. These securities may pay fixed, variable or floating rates of interest, and may include zero coupon obligations. Fixed-income securities are subject to the risk of the issuer's inability to meet principal and interest payments on its obligations (i.e., credit risk) and are subject to price volatility due to such factors as interest rate sensitivity, market perception of the creditworthiness of the issuer and general market liquidity (i.e., market risk).

     Investment Managers may invest in both investment grade and non-investment grade debt securities. Investment grade debt securities are securities that have received a rating from at least one nationally recognized statistical rating organization ("NRSRO") in one of the four highest rating categories or, if not rated by any NRSRO, have been determined by the Adviser to be of comparable quality. Non-investment grade debt securities (typically called "junk bonds") are securities that have received a rating from a NRSRO of below investment grade or have been given no rating, and are considered by the NRSRO to be predominantly speculative with respect to the issuer's capacity to pay interest and repay principal. Non-investment grade debt securities in the lowest rating categories may involve a substantial risk of default or may be in default. Adverse changes in economic conditions or developments regarding the individual issuer are more likely to cause price volatility and weaken the capacity of the issuers of non-investment grade debt securities to make principal and interest payments than is the case for higher grade debt securities. An economic downturn affecting an issuer of non-investment grade debt securities may result in an increased incidence of default. In addition, the market for lower grade debt securities may be thinner and less active than for higher grade debt securities.

FOREIGN SECURITIES

     Investment Managers may invest in securities of foreign issuers and in depository receipts, such as American Depository Receipts ("ADRs"), that represent indirect interests in securities of foreign issuers. Foreign securities in which Investment Managers may invest may be listed on foreign securities exchanges or traded in foreign over-the-counter markets. Investments in foreign securities are affected by risk factors generally not thought to be present in the U.S. These factors include, but are not limited to, the following: varying custody, brokerage and settlement practices; difficulty in pricing; less public information about issuers of foreign securities; less governmental regulation and supervision over the issuance and trading of securities than in the U.S.; the unavailability of financial information regarding the foreign issuer or the difficulty of interpreting financial information prepared under foreign accounting standards; less liquidity and more volatility in foreign securities markets; the possibility of expropriation or nationalization; the imposition of withholding and other taxes; adverse political, social or diplomatic developments; limitations on the movement of funds or other assets of an Investment Fund between different countries; difficulties in invoking legal process abroad and enforcing contractual obligations; and the difficulty of assessing economic trends in foreign countries. Moreover, governmental issuers of foreign securities may be unwilling to repay principal and interest due, and may require that the conditions for payment be renegotiated. Investment in foreign countries also involves higher brokerage and custodian expenses than does investment in domestic securities.

     Other risks of investing in foreign securities include changes in currency exchange rates (in the case of securities that are not denominated in U.S. dollars) and currency exchange control regulations or other foreign or U.S. laws or restrictions, or devaluations of foreign currencies. A decline in the exchange rate would reduce the value of certain of an Investment Fund's foreign currency denominated portfolio securities irrespective of the performance of the underlying investment. In addition, an Investment Fund may incur costs in connection with conversion between various currencies. The foregoing risks may be greater in emerging industrialized and less developed countries.

     An Investment Manager may enter into forward currency exchange contracts ("forward contracts") for hedging purposes and non-hedging purposes to pursue its investment objective. Forward contracts are transactions involving an Investment Fund's obligation to purchase or sell a specific currency at a future date at a specified price. Forward contracts may be used by an Investment Fund for hedging purposes to protect against uncertainty in the level of future foreign currency exchange rates, such as when an Investment Fund anticipates purchasing or selling a foreign security. This technique would allow the Investment Fund to "lock in" the U.S. dollar price of the security. Forward contracts may also be used to attempt to protect the value of an Investment Fund's existing holdings of foreign securities. There may be, however, imperfect correlation between an Investment Fund's foreign securities holdings and the forward contracts entered into with respect to those holdings. Forward contracts may also be used for non-hedging purposes to pursue an Investment Fund's investment objective, such as when an Investment Manager anticipates that particular foreign currencies will appreciate or depreciate in value, even though securities denominated in those currencies are not then held in the Investment Fund's investment portfolio. There is no requirement that the Investment Funds hedge all or any portion of their exposure to foreign currency risks.

LEVERAGE

     Borrowing by Investment Funds and the Master Fund for investment purposes (a practice known as "leverage") is a speculative practice that involves certain risks. Some or all of the Investment Managers may make margin purchases of securities and, in that regard, borrow money from brokers and banks for investment purposes.

     Trading equity securities on margin involves an initial cash requirement representing at least 50% of the underlying security's value with respect to transactions in U.S. markets and varying (typically lower) percentages with respect to transactions in foreign markets. Borrowings to purchase equity securities typically will be secured by the pledge of those securities. The financing of securities purchases may also be effected through reverse repurchase agreements with banks, brokers and other financial institutions.

     Although leverage will increase investment return if an Investment Fund earns a greater return on the investments purchased with borrowed funds than it pays for the use of those funds, the use of leverage will decrease investment return if an Investment Fund fails to earn as much on investments purchased with borrowed funds as it pays for the use of those funds. The use of leverage will therefore magnify the volatility of changes in the value of an investment in the Investment Funds. In the event that an Investment Fund's equity or debt instruments decline in value, the Investment Fund could be subject to a "margin call" or "collateral call," pursuant to which the Investment Fund must either deposit additional collateral with the lender or suffer mandatory liquidation of the pledged securities to compensate for the decline in value. In the event of a sudden, precipitous drop in value of an Investment Fund's assets, the Investment Manager might not be able to liquidate assets quickly enough to pay off its borrowing. Money borrowed for leveraging will be subject to interest costs that may or may not be recovered by return on the securities purchased. The Investment Manager also may be required to maintain minimum average balances in connection with its borrowings or to pay a commitment or other fee to maintain a line of credit; either of these requirements would increase the cost of borrowing over the stated interest rate.

     The 1940 Act requires an investment company to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the investment company incurs the indebtedness (the "Asset Coverage Requirement"). This means that the value of the investment company's total indebtedness may not exceed one-third the value of its total assets (including such indebtedness). These limits do not apply to Investment Funds that are not managed by a Subadviser and, therefore, the Master Fund's portfolio may be exposed to the risk of highly leveraged investment programs of certain Investment Funds and the volatility of the value of Interests may be great.

     In order to obtain "leveraged" market exposure in certain investments and to increase overall returns, an Investment Manager may purchase options and other synthetic instruments that do not constitute "indebtedness" for purposes of the Asset Coverage Requirement. These instruments may nevertheless involve significant economic leverage and therefore may, in some cases, involve significant risk of loss.

SHORT SALES

     Some or all of the Investment Managers may attempt to limit an Investment Fund's exposure to a possible market decline in the value of its portfolio securities through short sales of securities that the Investment Manager believes possess volatility characteristics similar to those being hedged. In addition, the Investment Managers may use short sales for non-hedging purposes to pursue their investment objectives. For example, an Investment Fund may "short" a security of a company if, in the Investment Manager's view, the security is over-valued in relation to the issuer's prospects for earnings growth.

     To effect a short sale, the Investment Manager will borrow a security from a brokerage firm to make delivery to the buyer. The Investment Fund is then obligated to replace the borrowed security by purchasing it at the market price at the time of replacement. The price at such time may be more or less than the price at which the security was sold by the Investment Manager, which would result in a loss or gain, respectively. These techniques are speculative and, in certain circumstances, can substantially increase the impact of adverse price movements on an Investment Fund's portfolio. A short sale of a security involves the risk of an unlimited increase in the market price of the security which could result in an inability to cover the short position and thus a theoretically unlimited loss. There can be no assurance that securities necessary to cover a short position will be available for purchase.

     An Investment Fund may also make short sales against-the-box, in which it sells short securities it owns or has the right to obtain without payment of additional consideration. If an Investment Fund makes a short sale against-the-box, it will be required to set aside securities equivalent in kind and amount to the securities sold short (or securities convertible or exchangeable into those securities) and will be required to hold those securities while the short sale is outstanding. An Investment Fund will incur transaction costs, including interest expenses, in connection with opening, maintaining and closing short sales against-the-box.

REVERSE REPURCHASE AGREEMENTS

     Reverse repurchase agreements involve a sale of a security by an Investment Fund to a bank or securities dealer and the Investment Fund's simultaneous agreement to repurchase that security for a fixed price (reflecting a market rate of interest) on a specific date. These transactions involve a risk that the other party to a reverse repurchase agreement will be unable or unwilling to complete the transaction as scheduled, which may result in losses to the Investment Fund. Reverse repurchase transactions are a form of leverage which may also increase the volatility of an Investment Fund's investment portfolio.

FOREIGN CURRENCY TRANSACTIONS

     The Investment Managers may engage in foreign currency transactions for a variety of purposes, including to fix in U.S. dollars, between trade and settlement date, the value of a security an Investment Fund has agreed to buy or sell, or to hedge the U.S. dollar value of securities the Investment Fund already owns, particularly if the Investment Manager expects a decrease in the value of the currency in which the foreign security is denominated.

     Foreign currency transactions may involve, for example, the purchase of foreign currencies for U.S. dollars or the maintenance of short positions in foreign currencies, which would involve an Investment Fund agreeing to exchange an amount of a currency it did not currently own for another currency at a future date in anticipation of a decline in the value of the currency sold relative to the currency the Investment Fund contracted to receive in the exchange. An Investment Manager's success in these transactions will depend principally on its ability to predict accurately the future exchange rates between foreign currencies and the U.S. dollar.

MONEY MARKET INSTRUMENTS

     Each Investment Manager may invest, for defensive purposes or otherwise, some or all of an Investment Fund's assets in high quality fixed-income securities, money market instruments, and money market mutual funds, or hold cash or cash equivalents in such amounts as the Investment Manager deems appropriate under the circumstances. Pending allocation of the offering proceeds and thereafter, from time to time, the Master Fund also may invest in these instruments. Money market instruments are high quality, short-term fixed-income obligations, which generally have remaining maturities of one year or less, and may include U.S. Government Securities, commercial paper, certificates of deposit and bankers' acceptances issued by domestic branches of United States banks that are members of the Federal Deposit Insurance Corporation, and repurchase agreements.

PURCHASING INITIAL PUBLIC OFFERINGS

     The Investment Managers may purchase securities of companies in initial public offerings or shortly thereafter. Special risks associated with these securities may include a limited number of shares available for trading, unseasoned trading, lack of investor knowledge of the issuer, and limited operating history. These factors may contribute to substantial price volatility for the shares of these companies and, thus, for Interests. The limited number of shares available for trading in some initial public offerings may make it more difficult for an Investment Fund to buy or sell significant amounts of shares without an unfavorable impact on prevailing market prices. In addition, some companies in initial public offerings are involved in relatively new industries or lines of business, which may not be widely understood by investors. Some of these companies may be undercapitalized or regarded as developmental stage companies, without revenues or operating income, or the near-term prospects of achieving them.

SPECIAL INVESTMENT INSTRUMENTS AND TECHNIQUES

     The Investment Managers may utilize a variety of special investment instruments and techniques (described below) to hedge the portfolios of the Investment Funds against various risks (such as changes in interest rates or other factors that affect security values) or for non-hedging purposes to pursue an Investment Fund's investment objective. These strategies may be executed through derivative transactions. The instruments the Investment Managers may use and the particular manner in which they may be used may change over time as new instruments and techniques are developed or regulatory changes occur. Certain of the special investment instruments and techniques that the Investment Managers may use are speculative and involve a high degree of risk, particularly in the context of non-hedging transactions.

     DERIVATIVES. Some or all of the Investment Managers may invest in, or enter into, derivatives ("Derivatives"). These are financial instruments which derive their performance, at least in part, from the performance of an underlying asset, index or interest rate. Derivatives can be volatile and involve various types and degrees of risk, depending upon the characteristics of the particular Derivative and the portfolio as a whole. Derivatives permit an Investment Manager to increase or decrease the level of risk of an investment portfolio, or change the character of the risk, to which an investment portfolio is exposed in much the same way as the Investment Manager can increase or decrease the level of risk, or change the character of the risk, of an investment portfolio by making investments in specific securities.

     Derivatives may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in Derivatives could have a large potential impact on an Investment Fund's performance.

     If an Investment Manager invests in Derivatives at inopportune times or judges market conditions incorrectly, such investments may lower the Investment Fund's return or result in a loss. An Investment Fund also could experience losses if Derivatives are poorly correlated with its other investments, or if an Investment Manager is unable to liquidate its position because of an illiquid secondary market. The market for many Derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for Derivatives.

     OPTIONS AND FUTURES. The Investment Managers may utilize options and futures contracts. They also may use so-called "synthetic" options or other derivative instruments written by broker-dealers or other permissible financial intermediaries. Options transactions may be effected on securities exchanges or in the over-the-counter market. When options are purchased over-the-counter, the Investment Fund's portfolio bears the risk that the counterparty that wrote the option will be unable or unwilling to perform its obligations under the option contract. Such options may also be illiquid and, in such cases, an Investment Manager may have difficulty closing out its position. Over-the-counter options purchased and sold by the Investment Managers also may include options on baskets of specific securities.

     The Investment Managers may purchase call and put options on specific securities, and may write and sell covered or uncovered call and put options for hedging purposes and non-hedging purposes to pursue their investment objectives. A put option gives the purchaser of the option the right to sell, and obligates the writer to buy, the underlying security at a stated exercise price at any time prior to the expiration of the option. Similarly, a call option gives the purchaser of the option the right to buy, and obligates the writer to sell, the underlying security at a stated exercise price at any time prior to the expiration of the option. A covered call option is a call option with respect to which an Investment Fund owns the underlying security. The sale of such an option exposes an Investment Fund during the term of the option to possible loss of opportunity to realize appreciation in the market price of the underlying security or to possible continued holding of a security that might otherwise have been sold to protect against depreciation in the market price of the security. A covered put option is a put option with respect to which cash or liquid securities have been placed in a segregated account on an Investment Fund's books or with the Investment Fund's custodian to fulfill the obligation undertaken. The sale of such an option exposes an Investment Fund during the term of the option to a decline in price of the underlying security while depriving the Investment Fund of the opportunity to invest the segregated assets.

     An Investment Manager may close out a position when writing options by purchasing an option on the same security with the same exercise price and expiration date as the option that it has previously written on the security. An Investment Fund will realize a profit or loss if the amount paid to purchase an option is less or more, as the case may be, than the amount received from the sale thereof. To close out a position as a purchaser of an option, an Investment Manager would ordinarily make a similar "closing sale transaction," which involves liquidating the Investment Fund's position by selling the option previously purchased, although the Investment Manager would be entitled to exercise the option should it deem it advantageous to do so.

     The Investment Funds may use Derivatives that are subject to regulation by the Commodity Futures Trading Commission (the "CFTC"). However, the Master Fund has claimed an exclusion from the definition of the term commodity pool operator under CFTC Rule 4.5 promulgated under the Commodity Exchange Act, as amended (the "Act") and therefore, is not subject to registration or regulation under the Act.

     The Investment Managers may enter into futures contracts in U.S. domestic markets or on exchanges located outside the United States. Foreign markets may offer advantages such as trading opportunities or arbitrage possibilities not available in the United States. Foreign markets, however, may have greater risk potential than domestic markets. For example, some foreign exchanges are principal markets so that no common clearing facility exists and an investor may look only to the broker for performance of the contract. In addition, any profits an Investment Manager might realize in trading could be eliminated by adverse changes in the exchange rate, or an Investment Fund could incur losses as a result of those changes. Transactions on foreign exchanges may include both commodities which are traded on domestic exchanges and those which are not. Unlike trading on domestic commodity exchanges, trading on foreign commodity exchanges is not regulated by the CFTC.

     Engaging in these transactions involves risk of loss to the Investment Funds which could adversely affect the value of the Master Fund's net assets and result in a loss to the Fund. No assurance can be given that a liquid market will exist for any particular futures contract at any particular time. Many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day. Once the daily limit has been reached in a particular contract, no trades may be made that day at a price beyond that limit or trading may be suspended for specified periods during the trading day. Futures contract prices could move to the limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and potentially subjecting the Investment Funds to substantial losses.

     Successful use of futures also is subject to the Investment Manager's ability to predict correctly movements in the direction of the relevant market, and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the futures contract.

     Pursuant to regulations or published positions of the Securities and Exchange Commission (the "Commission"), a Subadviser may be required to segregate permissible liquid assets in connection with its commodities transactions in an amount generally equal to the value of the underlying commodity. The segregation of such assets will have the effect of limiting the Subadviser's ability otherwise to invest those assets.

     Some or all of the Investment Managers may purchase and sell stock index futures contracts for the Investment Funds. A stock index future obligates an Investment Fund to pay or receive an amount of cash equal to a fixed dollar amount specified in the futures contract multiplied by the difference between the settlement price of the contract on the contract's last trading day and the value of the index based on the stock prices of the securities that comprise it at the opening of trading in such securities on the next business day.

     Some or all of the Investment Managers may purchase and sell interest rate futures contracts for the Investment Funds. An interest rate future obligates an Investment Fund to purchase or sell an amount of a specific debt security at a future date at a specific price.

     Some or all of the Investment Managers may purchase and sell currency futures. A currency future obligates an Investment Fund to purchase or sell an amount of a specific currency at a future date at a specific price.

     CALL AND PUT OPTIONS ON SECURITIES INDICES. Some or all of the Investment Managers may purchase and sell for the Investment Funds call and put options on stock indices listed on national securities exchanges or traded in the over-the-counter market for hedging purposes and non-hedging purposes to pursue its investment objective. A stock index fluctuates with changes in the market values of the stocks included in the index. Accordingly, successful use by the Investment Manager of options on stock indexes will be subject to the Investment Manager's ability to predict correctly movements in the direction of the stock market generally or of a particular industry or market segment. This requires different skills and techniques than predicting changes in the price of individual stocks.

     WARRANTS AND RIGHTS. Warrants are derivative instruments that permit, but do not obligate, the holder to subscribe for other securities or commodities. Rights are similar to warrants, but normally have a shorter duration and are offered or distributed to shareholders of a company. Warrants and rights do not carry with them the right to dividends or voting rights with respect to the securities that they entitle the holder to purchase, and they do not represent any rights in the assets of the issuer. As a result, warrants and rights may be considered more speculative than certain other types of equity-like securities. In addition, the values of warrants and rights do not necessarily change with the values of the underlying securities or commodities and these instruments cease to have value if they are not exercised prior to their expiration dates.

     SWAP AGREEMENTS. Some or all of the Investment Managers may enter into equity, interest rate, index and currency rate swap agreements on behalf of the Investment Funds. These transactions are entered into in an attempt to obtain a particular return when it is considered desirable to do so, possibly at a lower cost than if an Investment Fund had invested directly in the asset that yielded the desired return. Swap agreements are two-party contracts entered into primarily by institutional investors for periods ranging from a few weeks to more than a year. In a standard swap transaction, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments, which may be adjusted for an interest factor. The gross returns to be exchanged or "swapped" between the parties are generally calculated with respect to a "notional amount," i.e., the return on or increase in value of a particular dollar amount invested at a particular interest rate, in a particular foreign currency, or in a "basket" of securities representing a particular index. Forms of swap agreements include interest rate caps, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates exceed a specified rate or "cap"; interest rate floors, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates fall below a specified level or "floor"; and interest rate collars, under which a party sells a cap and purchases a floor or vice versa in an attempt to protect itself against interest rate movements exceeding given minimum or maximum levels.

     Most swap agreements entered into by the Investment Fund would require the calculation of the obligations of the parties to the agreements on a "net basis." Consequently, an Investment Fund's current obligations (or rights) under a swap agreement generally will be equal only to the net amount to be paid or received under the agreement based on the relative values of the positions held by each party to the agreement (the "net amount"). The risk of loss with respect to swaps is limited to the net amount of interest payments that an Investment Fund is contractually obligated to make. If the other party to a swap defaults, an Investment Fund's risk of loss consists of the net amount of payments that the Investment Fund contractually is entitled to receive.

LENDING PORTFOLIO SECURITIES

     Some or all of the Investment Managers may lend securities from their portfolios to brokers, dealers and other financial institutions needing to borrow securities to complete certain transactions. The lending portfolio continues to be entitled to payments in amounts equal to the interest, dividends or other distributions payable on the loaned securities which affords it an opportunity to earn interest on the amount of the loan and on the loaned securities' collateral. Loans of portfolio securities by a Subadviser may not exceed 33-1/3% of the value of an Investment Fund's total assets, and, in respect of such transactions, the Investment Fund will receive collateral consisting of cash, U.S. Government Securities or irrevocable letters of credit which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. An Investment Fund might experience loss if the institution with which the Investment Fund has engaged in a portfolio loan transaction breaches its agreement with the Investment Fund.

WHEN-ISSUED AND FORWARD COMMITMENT SECURITIES

     Some or all of the Investment Managers may purchase securities on a "when-issued" basis and may purchase or sell securities on a "forward commitment" basis in order to hedge against anticipated changes in interest rates and prices. These transactions involve a commitment by an Investment Fund to purchase or sell securities at a future date (ordinarily one or two months later). The price of the underlying securities, which is generally expressed in terms of yield, is fixed at the time the commitment is made, but delivery and payment for the securities takes place at a later date. No income accrues on securities that have been purchased pursuant to a forward commitment or on a when-issued basis prior to delivery to the Investment Fund. When-issued securities and forward commitments may be sold prior to the settlement date. If an Investment Fund disposes of the right to acquire a when-issued security prior to its acquisition or disposes of its right to deliver or receive against a forward commitment, it may incur a gain or loss. These transactions, when effected by the Master Fund and by an Investment Fund managed by a Subadviser, will be subject to the Master Fund's limitation on indebtedness unless, at the time the transaction is entered into, a segregated account consisting of cash, U.S. Government Securities or liquid securities equal to the value of the when-issued or forward commitment securities is established and maintained. There is a risk that securities purchased on a when-issued basis may not be delivered and that the purchaser of securities sold by an Investment Manager on a forward basis will not honor its purchase obligation. In such cases, an Investment Fund may incur a loss.

RESTRICTED AND ILLIQUID INVESTMENTS

     Although it is anticipated that most Investment Funds will invest primarily in publicly traded securities, they generally may invest a portion of the value of their total assets in restricted securities and other investments which are illiquid. Restricted securities are securities that may not be sold to the public without an effective registration statement under the Securities Act or, if they are unregistered, may be sold only in a privately negotiated transaction or pursuant to an exemption from registration.

     Where registration is required to sell a security, an Investment Fund may be obligated to pay all or part of the registration expenses, and a considerable period may elapse between the decision to sell and the time the Investment Manager may be permitted to sell a security under an effective registration statement. If, during such period, adverse market conditions were to develop, an Investment Fund might obtain a less favorable price than prevailed when it decided to sell. For Investment Funds which are managed by a Subadviser, restricted securities for which no market exists and other illiquid investments are valued at fair value, as determined in accordance with procedures approved and periodically reviewed by the board of managers of the Master Fund. Investment Managers may be unable to sell restricted and other illiquid securities at the most opportune times or at prices approximating the value at which they purchased such securities.

     In addition, the Master Fund's interests in unregistered Investment Funds are themselves illiquid and subject to substantial restrictions on transfer. The Master Fund may liquidate an interest and withdraw from an unregistered Investment Fund pursuant to limited withdrawal rights. The illiquidity of these interests may adversely affect the Master Fund were it to have to sell interests at an inopportune time.

NON-DIVERSIFIED STATUS

     The Fund is a "non-diversified" investment company. Thus, there are no percentage limitations imposed by the 1940 Act on the percentage of the Fund's assets that may be invested in the securities of any one issuer. The Fund will invest substantially all of its assets in the Offshore Fund, which will invest substantially all of its assets in the Master Fund. The Master Fund plans to invest not more than 10% of the value of the Master Fund's total assets (measured at the time of purchase) in the securities of a single company or in a single Investment Fund. The Adviser believes that this approach helps to reduce overall investment risk.

BORROWING

     The Fund, the Offshore Fund and the Master Fund are authorized to borrow money to meet repurchase requests and for cash management purposes. Any borrowings by the Fund, the Offshore Fund or the Master Fund, including borrowings by the Master Fund on behalf of Subadvisory Accounts, are subject to a 300% asset coverage requirement under the 1940 Act. Although the Fund, the Offshore Fund and Master Fund are also authorized to borrow money for investment purposes (a practice known as "leverage"), none of the Fund, the Offshore Fund or the Master Fund presently intend to engage in such leverage, and if such leverage is undertaken, none of the Fund, the Offshore Fund or the Master Fund will make additional investments while such leverage exceeds 5% of the net assets of the applicable fund. Investment Funds, other than Investment Funds that are registered under the 1940 Act, are not subject to 1940 Act borrowing limitations and may borrow money for investment and other purposes. Leverage is a speculative practice that involves certain risks. The Master Fund may open and maintain a revolving credit facility to facilitate its ability to provide liquidity to the Offshore Fund and other investors in the Master Fund.

INCENTIVE ALLOCATION

     Each   Investment   Manager   generally   will  receive   performance-based
allocations, expected to range from 15% to 25% of net profits. The performance-based allocation that will be received by an Investment Manager may create an incentive for the Investment Manager to make investments that are riskier or more speculative than those that might have been made in the absence of the performance-based allocation. In addition, because the performance-based allocation will be calculated on a basis that includes realized and unrealized appreciation of an Investment Fund's assets, the performance-based allocation may be greater than if it were based solely on realized gains. The fees and other expenses borne by the Master Fund, including the performance-based allocations indirectly payable by the Master Fund as a result of its investments in Investment Funds, are higher than those of other registered investment companies.

LIQUIDITY RISKS

     Interests are not traded on any securities exchange or other market and are subject to substantial restrictions on transfer. Although the Fund may offer to repurchase Interests from time to time, a Member may not be able to liquidate its Interest in the Fund for an extended period of time. The Adviser expects that it will recommend to the Board of Managers that the Fund offer to repurchase Interests from members twice each year, effective at the end of June and December.

DISTRIBUTIONS TO MEMBERS AND PAYMENT OF TAX LIABILITY

     The Fund does not intend to make periodic distributions of its net income or gains, if any, to Members. Whether or not distributions are made, Members are required each year to pay applicable Federal and state income taxes on their respective shares of the Fund's taxable income, and will have to pay applicable taxes from other sources. The amount and times of any distributions will be determined in the sole discretion of the Board of Managers.

SPECIAL RISKS OF MULTI-MANAGER STRUCTURE

     The Investment Funds generally will not be registered as investment companies under the 1940 Act and, therefore, the Fund, as an indirect investor in these Investment Funds, will not have the benefit of the protections afforded by the 1940 Act to investors in registered investment companies, such as mutual funds. Although the Adviser receives detailed information from each Investment Manager regarding its investment performance and investment strategy. However, the Adviser may have little or no means of independently verifying this information. An Investment Manager may use proprietary investment strategies that are not fully disclosed to the Adviser, which may involve risks that are not anticipated by the Adviser.

     The Master Fund relies primarily on information provided by Investment Managers in valuing its investments in Investment Funds and determining the value of Interests, and thus, there is a risk that inaccurate valuations provided by Investment Managers could indirectly adversely affect the value of Interests and the amounts Members receive upon the repurchase of Interests.

     For the Fund to complete its tax reporting requirements and to provide an audited annual report to Members, it must receive information on a timely basis from the Offshore Fund, which receives such information from the Master Fund.
The Master Fund, in turn, receives such information from the Investment Managers. The Investment Manager's delay in providing this information could indirectly delay the Fund's preparation of tax information for investors, which might require Members to seek extensions on the time to file their tax returns, or could delay the preparation of the Fund's annual report.

     An investor who meets the conditions imposed by the Investment Managers, including minimum initial investment requirements that may be substantially higher than those imposed by the Fund, could invest directly with the Investment Managers. By investing in the Investment Funds indirectly through the Fund, an investor bears a PRO RATA portion of the asset-based fee and other expenses of the Fund and expenses of the Offshore Fund, a pro rata portion of the asset-based fees and other expenses of the Master Fund attributable to the Offshore Fund's interest in the Master Fund and also indirectly bears a PRO RATA portion of the asset-based fees, performance-based allocations and other expenses borne by the Master Fund as an investor in Investment Funds.

     Each Investment Manager receives any performance-based allocations to which it is entitled irrespective of the performance of the other Investment Managers and the Master Fund generally. Accordingly, an Investment Manager with positive performance may receive compensation from the

Master Fund, and thus indirectly from the investors in the Fund, even if the Master Fund's overall returns are negative. Investment decisions of the Investment Funds are made by the Investment Managers independently of each other. As a result, at any particular time, one Investment Fund may be purchasing shares of an issuer whose shares are being sold by another Investment Fund. Consequently, the Master Fund could directly or indirectly incur certain transaction costs without accomplishing any net investment result.

     The Master Fund may make additional investments in or effect withdrawals from Investment Funds only at certain times pursuant to limitations set forth in the governing documents of the Investment Funds. Therefore, the Master Fund may not be able to withdraw its investment in an Investment Fund promptly after it has made a decision to do so, which may result in a loss to the Master Fund and adversely affect the Fund's investment return. Additionally, the Master Fund from time to time may have to invest some of its assets temporarily in money market securities or, subject to the limitations of the 1940 Act, money market funds, due to these limitations.

     To the extent the Master Fund holds non-voting securities of an Investment Fund or irrevocably waives its right to vote its securities with respect to Investment Funds, it will not be able to vote on matters that require the approval of the investors in the Investment Fund, including a matter that could adversely affect the Master Fund's investment in the Investment Fund.

     Investment Funds may be permitted to redeem their interests in kind. Thus, upon the Master Fund's withdrawal of all or a portion of its interest in an Investment Fund, the Master Fund may receive securities that are illiquid or difficult to value. In the event the Offshore Fund were to receive such securities from the Master Fund, it would be required to dispose of such securities immediately either through liquidation or by distributing such securities to members of the Offshore Fund (including, without limitation, the Fund) in connection with a repurchase by the Offshore Fund of all or a portion of shares of the Offshore Fund from shareholders of the Offshore Fund. In such situations, the Fund would also be required to dispose of such securities immediately either through liquidation or by distributing such securities to Members in connection with a repurchase by the Fund of all or a portion of Interests of Members.

     A noncorporate investor's share of the Master Fund's investment expenses attributable to the Fund (including (i) asset-based fees at the Master Fund, Offshore Fund, Fund and the Investment Fund level, and (ii) performance-based allocations at the Investment Fund level) may be subject to certain limitations on deductibility for regular Federal income tax purposes and may be completely disallowed for purposes of determining the noncorporate investor's alternative minimum tax liability.

     The Master Fund may agree to indemnify certain of the Investment Funds and their Investment Managers from any liability, damage, cost or expense arising out of, among other things, certain acts or omissions relating to the offer or sale of the Interests.

OTHER CONSIDERATIONS

     Other investors in the Master Fund may alone or collectively acquire sufficient voting interests in the Master Fund to control matters relating to the operation of the Master Fund. If other investors control the Master Fund, it could adversely affect the Offshore Fund's ability to meet repurchase requests, which requires the cooperation of the Master Fund's board of managers, could result in a change to the Master Fund's investment objective, or could have other indirect adverse consequences to the Fund. As a result, the Fund could be required to withdraw its investment in the Offshore Fund or take other appropriate action. Any such withdrawal could result in an in-kind distribution of securities (as opposed to a cash distribution from the Offshore Fund). If securities and other noncash assets are distributed, the Fund would incur brokerage, tax, or other charges in converting those assets to cash.

MASTER-FEEDER STRUCTURES

     The Fund does not invest directly in individual securities. Instead, it invests substantially all of its investable assets in the Offshore Fund, which, in turn, invests in the Master Fund. The Master Fund purchases, holds and sells investments in accordance with its investment objectives and policies. The Board of Managers of the Fund believes that the fees and expenses of the Fund (including its PRO RATA share of the expenses of the Offshore Fund and the Fund's indirect share of the fees and expenses of the Master Fund) will be less than or approximately equal to the expenses that the Fund would incur if its assets were invested directly in securities and other investments. The Offshore Fund does not have the right to withdraw its investment in the Master Fund. Instead, it may do so only through periodic repurchases by the Master Fund of its interests in the Master Fund. This may limit the ability of the Fund to make offers to repurchase Interests to such times when the Offshore Fund is permitted to tender its interests in the Master Fund. In addition, the Fund may receive securities and other investments from the Offshore Fund (received from the Master Fund) in lieu of cash when it redeems shares of the Offshore Fund. The Fund will incur expenses in liquidating investments received in connection with any in-kind distributions. A change in the investment objective, policies or restrictions of the Master Fund may cause the Fund to request a redemption from the Offshore Fund, which, in turn, must first seek to have the Master Fund repurchase the Offshore Fund's ownership interest in the Master Fund. Alternatively, the Fund (and the Offshore Fund) could seek to change its investment objective, policies or restrictions to conform to those of the Master Fund. The investment objective of the Master Fund may not be changed without the approval of investors in the Master Fund (including the Offshore Fund). These investors may include other types of pooled investment vehicles that may or may not be investment companies registered under the 1940 Act.


ITEM 18.  MANAGEMENT.

---------------------------- --------------------- --------------------------------- -------------------- -----------------------

NAME, AGE, AND POSITION      TERM OF OFFICE AND    PRINCIPAL OCCUPATION DURING       NUMBER OF FUNDS IN   OTHER DIRECTORSHIPS
WITH THE FUND                LENGTH OF TIME        PAST 5 YEARS                      FUND COMPLEX         HELD BY MANAGERS
                             SERVED                                                  OVERSEEN BY
                                                                                     MANAGER
---------------------------------------------------------------------------------------------------------------------------------
                                                     Disinterested Managers
---------------------------------------------------------------------------------------------------------------------------------
Alan Brott
(Born in 1942)               Term - Indefinite;    Consultant, since October 1991;            5           Excelsior
                             Length - Since        Associate Professor, Columbia                          Multi-Strategy Hedge
Manager                      August 31, 2009       University Graduate School of                          Fund of Funds Master
                                                   Business, since 2000; Various                          Fund, LLC
                                                   positions with Ernst & Young
                                                   for over 20 years.                                     Excelsior
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund of Funds (TI 2),
                                                                                                          LLC

                                                                                                          Excelsior
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund of Funds (TI),
                                                                                                          LLC

                                                                                                          Excelsior
                                                                                                          Multi-


---------------------------- --------------------- --------------------------------- -------------------- -----------------------

NAME, AGE, AND POSITION      TERM OF OFFICE AND    PRINCIPAL OCCUPATION DURING       NUMBER OF FUNDS IN   OTHER DIRECTORSHIPS
WITH THE FUND                LENGTH OF TIME        PAST 5 YEARS                      FUND COMPLEX         HELD BY MANAGERS
                             SERVED                                                  OVERSEEN BY
                                                                                     MANAGER
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                          Strategy Hedge
                                                                                                          Fund of Funds (TE),
                                                                                                          LLC

                                                                                                          Columbia Management
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund, LLC
John C. Hover II
(Born in 1943)               Term - Indefinite;    Former Executive Vice President            7           Excelsior
                             Length - Since        of U.S. Trust Company (retired                         Multi-Strategy Hedge
Manager                      August 31, 2009       since 1998).  He also serves on                        Fund of Funds Master
                                                   the board of directors of                              Fund, LLC
                                                   Tweedy, Browne Fund, Inc.
                                                                                                          Excelsior
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund of Funds (TI 2),
                                                                                                          LLC

                                                                                                          Excelsior
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund of Funds (TI),
                                                                                                          LLC

                                                                                                          Excelsior
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund of Funds (TE),
                                                                                                          LLC

                                                                                                          Excelsior Venture
                                                                                                          Partners III, LLC

                                                                                                          Excelsior Venture
                                                                                                          Investors III, LLC
Victor F. Imbimbo, Jr.
(Born in 1952)               Term - Indefinite;    President and CEO of Caring                7           Excelsior
                             Length - Since        Today, LLC., the publisher of                          Multi-Strategy Hedge
Manager                      August 31, 2009       Caring Today Magazine, the                             Fund of Funds Master
                                                   leading information resource                           Fund, LLC
                                                   within the family caregivers
                                                   market.  Prior to this, Mr.                            Excelsior
                                                   Imbimbo was Executive                                  Multi-Strategy Hedge
                                                   Vice President of TBWA\New York                        Fund of Funds (TI 2),
                                                   and President for                                      LLC
                                                   North America with
                                                   TBWA/WorldHealth, a                                    Excelsior
                                                   division of TBWA Worldwide                             Multi-Strategy Hedge
                                                   where he directed consumer                             Fund of Funds (TI),
                                                   marketing program development                          LLC
                                                   for healthcare companies
                                                   primarily within the                                   Excelsior
                                                   pharmaceutical industry.                               Multi-Strategy Hedge
                                                                                                          Fund of Funds (TE),
                                                                                                          LLC

                                                                                                          Excelsior Venture
                                                                                                          Partners III, LLC

                                                                                                          Excelsior Venture
                                                                                                          Investors III, LLC


---------------------------- --------------------- --------------------------------- -------------------- -----------------------

NAME, AGE, AND POSITION      TERM OF OFFICE AND    PRINCIPAL OCCUPATION DURING       NUMBER OF FUNDS IN   OTHER DIRECTORSHIPS
WITH THE FUND                LENGTH OF TIME        PAST 5 YEARS                      FUND COMPLEX         HELD BY MANAGERS
                             SERVED                                                  OVERSEEN BY
                                                                                     MANAGER
---------------------------------------------------------------------------------------------------------------------------------

Stephen V. Murphy (Born in
1945)                        Term - Indefinite;    President of S.V. Murphy & Co.,            7           Excelsior
                             Length - Since        an investment banking firm.  He                        Multi-Strategy Hedge
Manager                      August 31, 2009       also serves on the board of                            Fund of Funds Master
                                                   directors of The First of Long                         Fund, LLC
                                                   Island Corporation, The First
                                                   National Bank of Long Island                           Excelsior
                                                   and Bowne & Co., Inc.                                  Multi-Strategy Hedge
                                                                                                          Fund of Funds (TI 2),
                                                                                                          LLC

                                                                                                          Excelsior
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund of Funds (TI),
                                                                                                          LLC

                                                                                                          Excelsior
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund of Funds (TE),
                                                                                                          LLC

                                                                                                          Excelsior Venture
                                                                                                          Partners III, LLC

                                                                                                          Excelsior Venture
                                                                                                          Investors III, LLC
Thomas G. Yellin
(Born in 1954)               Term - Indefinite;    President, The Documentary                 5           Excelsior
                             Length - Since        Group since December 2002;                             Multi-Strategy Hedge
Manager                      August 31, 2009       Executive Producer, ABC News                           Fund of Funds Master
                                                   from August 1989 to December                           Fund, LLC
                                                   2002.
                                                                                                          Excelsior
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund of Funds (TI 2),
                                                                                                          LLC

                                                                                                          Excelsior
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund of Funds (TI),
                                                                                                          LLC

                                                                                                          Excelsior
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund of Funds (TE),
                                                                                                          LLC

                                                                                                          Columbia Management
                                                                                                          Multi-Strategy Hedge
                                                                                                          Fund, LLC

Spencer N. Boggess (Born
in 1967)                     Term - Indefinite     Managing Director, Alternative            N/A                   N/A
                             Length - Since        Investment Asset Management,
Chief Executive Officer      August 31, 2009       Bank of America (7/07 to
                                                   present); President and Chief



---------------------------- --------------------- --------------------------------- -------------------- -----------------------

NAME, AGE, AND POSITION      TERM OF OFFICE AND    PRINCIPAL OCCUPATION DURING       NUMBER OF FUNDS IN   OTHER DIRECTORSHIPS
WITH THE FUND                LENGTH OF TIME        PAST 5 YEARS                      FUND COMPLEX         HELD BY MANAGERS
                             SERVED                                                  OVERSEEN BY
                                                                                     MANAGER
---------------------------------------------------------------------------------------------------------------------------------

                                                   Executive Officer of U.S. Trust
                                                   Hedge Fund Management, Inc. and
                                                   Portfolio Manager of the Master
                                                   Fund (7/03 to present).

Mohan Badgujar
(Born in 1958)               Term - Indefinite     Director, Alternative                     N/A                   N/A
                             Length - Since        Investment Asset Management,
Chief Operating Officer      August 31, 2009       Bank of America (7/07 to
                                                   present); Vice President of
                                                   U.S. Trust Hedge Fund
                                                   Management, Inc. (10/05 to
                                                   present); Managing Partner of
                                                   Blue Hill Capital Partners LLC
                                                   (10/03 to 10/05) (Registered
                                                   Investment Adviser).

Steven L. Suss
(Born in 1960)               Term - Indefinite     Managing Director, Alternative            N/A                   N/A
                             Length - Since        Investment Asset Management,
Chief Financial Officer      August 31, 2009       Bank of America (7/07 to
and Treasurer                                      present); Director, Chief
                                                   Financial Officer and Treasurer
                                                   (10/07 to present) and Senior
                                                   Vice President (6/07 to
                                                   present) of U.S. Trust Hedge
                                                   Fund Management, Inc.; Director
                                                   (4/07 to 5/08), Senior Vice
                                                   President (7/07 to 5/08), and
                                                   President (4/07 to 6/07) of UST
                                                   Advisers, Inc.; Senior Vice
                                                   President of U.S. Trust's
                                                   Alternative Investment Division
                                                   (4/07 to 6/07); Chief Financial
                                                   Officer and Chief Compliance
                                                   Officer, Heirloom Capital
                                                   Management, L.P. (5/02 to
                                                   9/06).

Marina Belaya
(Born in 1967)               Term - Indefinite     Assistant General Counsel, Bank           N/A                   N/A
                             Length - Since        of America (7/07 to present);
Secretary                    August 31, 2009       Vice President and Senior
                                                   Attorney of U.S. Trust (2/06 to
                                                   6/07); Vice President,
                                                   Corporate Counsel, Prudential
                                                   Financial (4/05 to 1/06);
                                                   Associate, Schulte Roth & Zabel
                                                   LLP (9/02 to 3/05).


     The Managers will serve on the Board of Managers for terms of indefinite duration. A Manager's position in that capacity will terminate if the Manager is removed, resigns or is subject to various disabling events such as death, incapacity or bankruptcy. A Manager may resign, subject to giving 90 days' prior written notice to the other Managers if such resignation is likely to affect adversely the tax status of the Fund, and may be removed either by vote of two-thirds (2/3) of the Managers not subject to the removal vote or by a vote of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members. In the event of any vacancy in the position of a Manager, the remaining Managers may appoint an individual to serve as a Manager so long as immediately after the appointment at least two-thirds (2/3) of the Managers then serving have been elected by Members. The Board of Managers may call a meeting of Members to fill any vacancy in the position of a Manager, and must do so within 60 days after any date on which Managers who were elected by Members cease to constitute a majority of the Managers then serving.

The following table sets forth certain information regarding the compensation expected to be received by the Managers who are not "interested persons" (as defined by the 1940 Act) of the Fund or the Adviser (the "Independent Managers") from the Fund and from all registered investment companies for which the Adviser or its affiliates serve as investment adviser for the fiscal year ending March 31, 2010. No compensation is paid by the Fund to Managers who are "interested persons" (as defined by the 1940 Act) of the Fund or the Adviser. A majority of the Managers are Independent Managers.


                                        COMPENSATION TABLE FOR FISCAL YEAR
                                               ENDING MARCH 31, 2010


                                                       Pension or
                                                       Retirement           Estimated
                                  Compensation      Benefits Accrued     Annual Benefits
        Name of Person              from Fund       as Part of Fund      Upon Retirement    Total Compensation from
        --------------            ------------          Expenses         ----------------        Fund Complex*
                                                    ----------------                        -----------------------

Alan Brott                          $3,000.00              $0                   $0               $11,000.00 (5)

John C. Hover II                    $3,000.00              $0                   $0               $38,250.00 (7)

Victor F. Imbimbo, Jr.              $3,000.00              $0                   $0               $51,250.00 (7)

Stephen V. Murphy                   $3,000.00              $0                   $0               $52,250.00 (7)

Thomas G. Yellin                    $3,000.00              $0                   $0               $11,000.00 (5)



* The total compensation paid by the Fund Complex is estimated for the fiscal year ending March 31, 2010. The parenthetical number represents the number of affiliated investment companies (including the Fund and the Master Fund) from which such person receives compensation. The "Fund Complex" consists of Excelsior Directional Hedge Fund of Funds Master Fund, LLC, Excelsior Multi-Strategy Hedge Fund of Funds (TI 2), LLC, Excelsior Directional Hedge Fund of Funds (TI), LLC, Excelsior Directional Hedge Fund of Funds (TE), LLC, Excelsior Venture Partners III, LLC, Excelsior Venture Investors III, LLC and the Fund.

     The Board of Managers is expected to form an Audit Committee, comprised of the Independent Managers, the functions of which are: (i) to oversee the Fund's accounting and financial reporting policies and practices, its internal controls and, as the Audit Committee may deem necessary or appropriate, the internal controls of certain service providers; (ii) to oversee the quality and objectivity of the Fund's financial statements and the independent audit thereof; and (iii) to the extent there are Managers who are not members of the Audit Committee, to act as a liaison between the Fund's independent auditors and the Board of Managers.

     The Fund is expected to pay each of the Independent Managers a per meeting fee of $500 for attendance at quarterly or special meetings of the Board of Managers (whether telephonic or in-person) and $1,000 for each Audit Committee meeting (whether telephonic or in-person). In addition, each Independent Manager will receive an annual retainer in the aggregate amount of $10,000 ($11,000 for the chairman of the Audit Committee) from the Fund, the Master Fund, Excelsior Multi-Strategy Hedge Fund of Funds (TI 2), LLC, Excelsior Directional Hedge Fund of Funds (TI), LLC and Excelsior Directional Hedge Fund of Funds (TE), LLC, and the Fund reimburses the Independent Managers for their reasonable out-of-pocket expenses. The Managers do not receive any pension or retirement benefits from the Fund.

     The following table sets forth the dollar range of equity securities beneficially owned by each Manager as of March 31, 2009.

     No Independent Manager owns beneficially or of record any security of the Adviser or any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Fund or the Adviser.

------------------          ------------------        -------------------------
                                                      Aggregate Dollar Range of
                                                      Equity Securities of All
                                                       Registered Investment
                                                       Companies Overseen by
                           Dollar Range of Equity      Manager in Family of
  Name of Manager          Securities of the Fund      Investment Companies
------------------          ------------------        -------------------------

Alan Brott                          None                    None

John C. Hover II                    None                    None

Victor F. Imbimbo, Jr.              None                    None

Stephen V. Murphy                   None               Over $100,000

Thomas G. Yellin                    None                    None


ITEM 19.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

     As the sole member of the Registrant, Steven L. Suss is deemed to be a control person of the Registrant. In addition, by virtue of Mr. Suss being an officer of the Adviser, the Adviser may be deemed a control person of the Registrant. However, Mr. Suss shall withdraw from the Fund immediately preceding the commencement of operations of the Fund and, thus, at such time, the Adviser would no longer be deemed a control person of the Registrant. For purposes of this item, "control" means (1) the beneficial ownership, either directly or through one or more controlled companies, of more than 25 percent of the voting securities of a company; (2) the acknowledgment or assertion by either the controlled or controlling party of the existence of control; or (3) an adjudication under Section 2(a)(9) of the 1940 Act, which has become final, that control exists.

ITEM 20.  INVESTMENT ADVISORY AND OTHER SERVICES.

     The Adviser is a North Carolina Corporation and is registered as an investment adviser under the Advisers Act. The Adviser serves as the investment adviser to registered investment companies and private investment companies, and may, in the future, serve as an investment adviser of other registered and private investment companies. Additionally, the Adviser provides various services to Excelsior Absolute Return Fund of Funds Master Fund, LLC. The offices of the Adviser are located at 225 High Ridge Road, Stamford, CT 06905, and its telephone number is 866-921-7951.

     The Adviser is a wholly-owned, indirect subsidiary of Bank of America. The Adviser and the companies controlling the Adviser (including Bank of America) may be deemed to "control" the Fund, as such term is defined by the 1940 Act.

     Bank of America, the Adviser and their affiliates are subject to certain U.S. banking laws, including the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to regulation by the Federal Reserve. None of Bank of America, the Adviser or any of their affiliates expects to control the Fund or the Master Fund for purposes of the BHCA. However, if Bank of America, directly or indirectly through its subsidiaries, makes capital contributions to the Fund or the Master Fund in an aggregate amount such that Bank of America may be deemed to control the Fund or the Master Fund for purposes of the BHCA, or if Bank of America is otherwise deemed to control the Fund or the Master Fund for purposes of the BHCA, the Fund or the Master Fund, as the case may be, may be subject to certain investment limitations and other limitations. For example, if Bank of America is deemed to control the Master Fund, the Master Fund may be unable to purchase securities of an Investment Fund (or other company) if the aggregate ownership of the Investment Fund by the Master Fund, when aggregated with the investments (if any) of Bank of America and its affiliates in such Investment Fund (or other company), equal 5% or more of the outstanding shares of any class of voting securities or 25% or more of the total equity (including subordinated debt) of the Investment Fund (or other company). In addition, other restrictions on the transactions and relationships between Bank of America, the Adviser and their affiliates, on the one hand, and the Fund or the Master Fund, on the other hand, may apply.

     The Servicing Agent, Merrill Lynch, Pierce, Fenner & Smith, Inc., provides certain investor and account maintenance services to the Fund. These services include, but are not limited to, handling Member inquiries regarding the Fund; assisting in the enhancement of communications between Members and the Fund; notifying the Fund of any changes to Member information, such as changes of address; and providing such other information and Member services as the Fund may reasonably request. As consideration for these services, the Fund pays a quarterly Servicing Fee to the Servicing Agent at an annualized rate of 0.25% of the net assets of the Fund determined as of the start of business on the first business day of each calendar quarter (after adjustment for any subscriptions effective on that date). The Servicing Fee will be pro rated appropriately for capital contributed on any date that does not fall on the first day of a calendar quarter, or withdrawn from the Fund other than on the last day of a calendar quarter, based on the actual number of days remaining in such quarter. The Servicing Agent is an indirect subsidiary of Bank of America.

     The Custodian, PFPC Trust Company, serves as custodian for the assets of the Fund. The Custodian's principal business address is 8800 Tinicum Boulevard, 4th Floor, Philadelphia, Pennsylvania 19153, Attention: Edward A. Smith III.

     The Board of Managers has selected PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm of the Fund. PwC's principal business address is located at 300 Madison Avenue, New York, New York 10017.


ITEM 21.  PORTFOLIO MANAGERS

     As Portfolio Manager to the Master Fund, Spencer N. Boggess is primarily responsible for the day-to-day management of the Master Fund's portfolio, subject to such policies as may be adopted by its board of managers.

OTHER FUNDS AND ACCOUNTS MANAGED

     The following tables set forth information about funds and accounts other than the Master Fund for which Mr. Boggess is primarily responsible for the day-to-day portfolio management as of March 31, 2009.


 REGISTERED INVESTMENT
   COMPANIES MANAGED          POOLED VEHICLES MANAGED     OTHER ACCOUNTS MANAGED
----------------------        -----------------------     ----------------------
                                                                        TOTAL
NUMBER       TOTAL ASSETS     NUMBER      TOTAL ASSETS    NUMBER        ASSETS
------       ------------     ------      ------------    ------        ------
   1        $76,996,358        15       $1,018,474,411      0           N/A



   REGISTERED INVESTMENT COMPANIES
               MANAGED                          POOLED VEHICLES MANAGED           OTHER ACCOUNTS MANAGED
----------------------------------              -----------------------           ----------------------

   NUMBER WITH      TOTAL ASSETS WITH    NUMBER WITH       TOTAL ASSETS WITH    NUMBER WITH       TOTAL ASSETS WITH
PERFORMANCE-BASED   PERFORMANCE-BASED   PERFORMANCE-BASED  PERFORMANCE-BASED   PERFORMANCE-BASED  PERFORMANCE-BASED
       FEES                FEES              FEES               FEES                FEES               FEES
-----------------   -----------------   -----------------  -----------------   ----------------   -----------------

        0                  N/A                11             $836,364,260             0                 N/A


COMPENSATION PROGRAM

     Mr. Boggess' compensation consists of a combination of a fixed salary and a discretionary bonus. The discretionary bonus is not tied directly to the value of assets, of the Fund or any other fund managed by the Adviser. The discretionary bonus is not tied directly to the performance of the Fund; however, the Fund's performance is a factor in the amount of bonus paid to Mr. Boggess. Additional factors include, without limitation, the financial performance of the Adviser, execution of managerial responsibilities, client interactions, support and general teamwork.

POTENTIAL MATERIAL CONFLICTS OF INTEREST

     Real, potential or apparent conflicts of interest may arise should Mr. Boggess have day-to-day portfolio management responsibilities with respect to more than one fund. Mr. Boggess may manage other accounts with investment strategies similar to the Fund, including other investment companies, pooled investment vehicles and separately managed accounts. Fees earned by the Adviser may vary among these accounts and Mr. Boggess may personally invest in these accounts. These factors could create conflicts of interest because Mr. Boggess may have incentives to favor certain accounts over others, that could result in other accounts outperforming the Fund. A conflict may also exist if Mr. Boggess identifies a limited investment opportunity that may be appropriate for more than one account, but the Fund is not able to take full advantage of that opportunity due to the need to allocate that opportunity among multiple accounts. In addition, Mr. Boggess may execute transactions for another account that may adversely impact the value of securities held by the Fund. However, the Adviser believes that these risks are mitigated by the fact that accounts with like investment strategies managed by Mr. Boggess are generally managed in a similar fashion and the Adviser has a policy that seeks to allocate opportunities on a fair and equitable basis.

FUND OWNERSHIP

     As of the date of this Registration Statement, Mr. Boggess does not own Interests.

ITEM 22.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

     Each Investment Manager is directly responsible for placing orders for the execution of portfolio transactions and the allocation of brokerage for the Investment Fund it manages. Transactions on U.S. stock exchanges and on some foreign stock exchanges involve the payment of negotiated brokerage commissions. On the great majority of foreign stock exchanges, commissions are fixed. No stated commission is generally applicable to securities traded in over-the-counter markets, but the prices of those securities include undisclosed commissions or mark-ups.

     The Adviser expects that each Investment Manager will generally select brokers and dealers to effect transactions on behalf of its Investment Fund substantially in the manner set forth below. However, no guarantee or assurance can be made that an Investment Manager (including a Subadviser) will adhere to, and comply with, its stated practices. The Adviser generally expects that, in selecting brokers and dealers to effect transactions on behalf of its Investment Fund, each Investment Manager will seek to obtain the best price and execution for the transactions, taking into account factors such as price, size of order, difficulty of execution and operational facilities of a brokerage firm and the firm's risk in positioning a block of securities. However, subject to appropriate disclosure, Investment Managers of Investment Funds that are not investment companies registered under the 1940 Act may select brokers on a basis other than that outlined above and may receive benefits other than research or that benefit the Investment Manager rather than its Investment Fund. The Adviser considers the broker selection process employed by an Investment Manager in determining whether to invest in its Investment Fund. Each Investment Manager generally will seek reasonably competitive commission rates. However, Investment Managers will not necessarily pay the lowest commission available on each transaction.

     Consistent with the principle of seeking best price and execution, an Investment Manager may place brokerage orders with brokers that provide the Investment Manager and its affiliates with supplemental research, market and statistical information, including advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the
availability  of  securities  or  purchasers  or  sellers  of  securities,   and
furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts. The expenses of an Investment Manager are not necessarily reduced as a result of the receipt of this supplemental information, which may be useful to the Investment Manager or its affiliates in providing services to clients other than an Investment Fund. In addition, not all of the supplemental information is used by the Investment Manager in connection with an Investment Fund in which the Fund invests. Conversely, the information provided to the Investment Manager by brokers and dealers through which other clients of the Investment Manager and its affiliates effect securities transactions may be useful to the Investment Manager in providing services to an Investment Fund.


ITEM 23.  TAX STATUS.

CERTAIN ISSUES PERTAINING TO SPECIFIC EXEMPT ORGANIZATIONS

     Private Foundations. Private foundations and their managers are subject to excise taxes if they invest "any amount in such a manner as to jeopardize the carrying out of any of the foundation's exempt purposes." This rule requires a foundation manager, in making an investment, to exercise "ordinary business care and prudence" under the facts and circumstances prevailing at the time of making the investment, in providing for the short-term and long-term needs of the foundation to carry out its exempt purposes. The factors which a foundation manager may take into account in assessing an investment include the expected rate of return (both income and capital appreciation), the risks of rising and falling price levels, and the need for diversification within the foundation's portfolio.

     In order to avoid the imposition of an excise tax, a private foundation may be required to distribute on an annual basis its "distributable amount," which includes, among other things, the private foundation's "minimum investment return," defined as 5% of the excess of the fair market value of its nonfunctionally related assets (assets not used or held for use in carrying out the foundation's exempt purposes), over certain indebtedness incurred by the foundation in connection with such assets. It appears that a foundation's investment in the Fund would most probably be classified as a nonfunctionally related asset. A determination that an interest in the Fund is a nonfunctionally related asset could conceivably cause cash flow problems for a prospective Member which is a private foundation. Such an organization could be required to make distributions in an amount determined by reference to unrealized appreciation in the value of its interest in the Fund. Of course, this factor would create less of a problem to the extent that the value of the investment in the Fund is not significant in relation to the value of other assets held by a foundation.

     In some instances, an investment in the Fund by a private foundation may be prohibited by the "excess business holdings" provisions of the Code. For example, if a private foundation (either directly or together with a "disqualified person") acquires more than 20% of the capital interest or profits interest of the Fund, the private foundation may be considered to have "excess business holdings." If this occurs, such foundation may be required to divest itself of its interest in the Fund in order to avoid the imposition of an excise tax. However, the excise tax will not apply if at least 95% of the gross income from the Fund is "passive" within the applicable provisions of the Code and Regulations. There can be no assurance that the Fund will meet such 95% gross income test.

     A substantial percentage of investments of certain "private operating foundations" may be restricted to assets directly devoted to their tax-exempt purposes. Otherwise, generally, rules similar to those discussed above govern their operations.

     QUALIFIED RETIREMENT PLANS. Employee benefit plans subject to the provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Individual Retirement Accounts ("IRA") and Keogh Plans should consult their counsel as to the implications of such an investment under ERISA.

     ENDOWMENT FUNDS. Investment managers of endowment funds should consider whether the acquisition of an Interest is legally permissible. This is not a matter of Federal law, but is determined under state statutes. It should be noted, however, that under the Uniform Management of Institutional Funds Act, which has been adopted, in various forms, by a large number of states, participation in investment partnerships or similar organizations in which funds are commingled and investment determinations are made by persons other than the governing board of the endowment fund is allowed.

EXCISE TAX ON CERTAIN REPORTABLE TRANSACTIONS

     A tax-exempt entity (including a state or local government or its political subdivision) may be subject to an excise tax equal to the greater of (i) one hundred percent (100%) of the net income or (ii) seventy five percent (75%) of the proceeds, attributable to certain "reportable transactions", including "listed transactions", in which it participates. Under recently issued Treasury guidance, these rules do not apply to transactions of the Fund if an investor's tax-exempt status does not facilitate the Fund's participation, if any, in such transactions, unless otherwise provided in future guidance. Tax-exempt investors should discuss with their own advisors the applicability of these rules to their investment in the Fund. (See "Tax Shelter Reporting Requirements" below.)

TAX SHELTER REPORTING REQUIREMENTS

     The Regulations require the Fund to complete and file Form 8886 ("Reportable Transaction Disclosure Statement") with its tax return for any taxable year in which the Fund participates in a "reportable transaction." Additionally, each Member treated as participating in a reportable transaction of the Fund is required to file Form 8886 with its tax return. The Fund and any such Member, respectively, must also submit a copy of the completed form with the Service's Office of Tax Shelter Analysis. The Fund intends to notify Members that it believes (based on information available to the Fund) are required to report a transaction of the Fund, and intends to provide such Members with any available information needed to complete and submit Form 8886 with respect to the transactions of the Fund. In certain situations, there may also be a requirement that a list be maintained of persons participating in such reportable transactions, which could be made available to the Service at its request.

     The Fund and certain Members will also be required to file Form 8886 with their tax returns if the Offshore Fund participates in a reportable transaction. Members required to file this report include a U.S. person within the meaning of the Code if the Offshore Fund is treated as a CFC and such U.S. person is deemed to own a 10% voting interest through its interest in the Fund. The Offshore Fund will likely be classified as a CFC. If the Offshore Fund engages in such a reportable transaction, the Fund intends to notify the Members that it believes are required to report a transaction of the Offshore Fund, and intends to provide such Members with any available information needed to complete and submit Form 8886 with respect to such transactions. In certain situations, there may also be a requirement that a list be maintained of persons participating in such reportable transactions, which could be made available to the Service at its request.

     A Member's recognition of a loss upon its disposition of an interest in the Fund could also constitute a reportable transaction for such Member, requiring such Member to file Form 8886. Moreover if a Member recognizes a loss upon a disposition by the Fund of shares of the Offshore Fund, such loss could constitute a reportable transaction, requiring such Member to file Form 8886.

     A significant penalty is imposed on taxpayers who participate in a reportable transaction and fail to make the required disclosure. The penalty is generally $10,000 for natural persons and $50,000 for other persons (increased to $100,000 and $200,000, respectively, if the reportable transaction is a "listed" transaction). Investors should consult with their own advisors concerning the application of these reporting obligations to their specific situations.

REPORTING REQUIREMENTS

     Any U.S. person within the meaning of the Code owning 10% or more (taking certain attribution rules into account) of either the total combined voting power or total value of all classes of the shares of a non-U.S. corporation such as the Offshore Fund will likely be required to file an information return with the Service containing certain disclosure concerning the filing shareholder, other shareholders and the corporation. The Fund has not committed to provide all of the information about the Offshore Fund or its shareholders needed to complete the return.

     In addition, a U.S. person within the meaning of the Code that transfers cash to a non-U.S. corporation may be required to report the transfer to the Service if (i) immediately after the transfer, such person holds (directly, indirectly or by attribution) at least 10% of the total voting power or total value of such corporation or (ii) the amount of cash transferred by such person (or any related person) to such corporation during the twelve-month period ending on the date of the transfer exceeds $100,000. Under these rules, a Member will be deemed to have transferred a proportionate share of the cash and property contributed by the Fund to the Offshore Fund. U.S. persons that fail to make the required disclosure could be subject to a significant penalty. Investors should consult with their own advisors concerning the application of the above reporting obligations to their specific situations.

     Certain U.S. persons who have an interest in a foreign financial account during a calendar year that is worth more than $10,000 are generally required to file Form TD F 90-22.1 (an "FBAR") with respect to such account. Failure to file a required FBAR may result in civil and criminal penalties. Investors should consult with their own advisors as to whether they are obligated to file an FBAR with respect to an investment in the Fund.

STATE AND LOCAL TAXATION

     One or more states may impose reporting requirements on the Fund and/or its Members in a manner similar to that described above in "Tax Shelter Reporting Requirements." Investors should consult with their own advisors as to the applicability of such rules in jurisdictions which may require or impose a filing requirement.

     Day Pitney LLP, special Connecticut tax counsel to the Fund, has advised the Fund that, assuming it is a partnership for Federal tax purposes (as discussed above), it will be treated as follows with regard to Connecticut taxation. The Fund will not be subject to Connecticut income taxation.

     A corporation or trust exempt from Federal income tax by reason of the nature of its activities similarly will generally be exempt from the Connecticut Corporation Business Tax with respect to its share of the Fund's income.
Connecticut does, however, impose an Unrelated Business Income of Nonprofit Corporations Tax with respect to the UBTI of such exempt corporation or trust.

ITEM 24.  FINANCIAL STATEMENTS.

     The Fund will issue a complete set of financial statements on an annual basis prepared in accordance with generally accepted accounting principles.

                            PART C- OTHER INFORMATION

ITEM 25.  FINANCIAL STATEMENTS AND EXHIBITS

1.   Financial Statements:

     As of February 25, 2010, the filing date of the Registrant's Registration Statement, the Registrant has no assets, and accordingly, financial statements have been omitted.

2.   Exhibits:

               (a)  (1) Certificate of Formation*

                    (2)  Limited Liability Company Agreement, filed herewith.

               (b)  Not Applicable

               (c)  Not Applicable

               (d)  See Item 25(2)(a)(2)

               (e)  Not Applicable

               (f)  Not Applicable

               (g)  Form of Management Agreement, filed herewith.

               (h)  Form of Placement Agency Agreement, filed herewith.

               (i)  Not Applicable

               (j)  Form of Custodian Services Agreement, filed herewith.

               (k)  (1)  Form  of   Administration   and   Accounting   Services
                         Agreement, filed herewith.

                    (2)  Form of Servicing Agreement, filed herewith.

                    (3)  Form  of  Master/Feeder   Agreement  between  Fund  and
                         Offshore Fund, filed herewith.

               (l)  Not Applicable

               (m)  Not Applicable

               (n)  Not Applicable

               (o)  Not Applicable

               (p)  Not Applicable

               (q)  Not Applicable

               (r)  (1) Code of Ethics, filed herewith.

                    (2)  Code of Ethics of Adviser, filed herewith.

                    (3)  Code of Ethics of the Placement Agent, filed herewith.

     * Previously filed with the Registrant's Registration Statement on Form N-2 with the Securities and Exchange Commission on July 28, 2009.


ITEM 26.  MARKETING ARRANGEMENTS

     Not Applicable.

ITEM 27.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All figures are estimates:


         Accounting fees and expenses......................     $      0
         Legal fees and expenses...........................     $155,000
         Printing and offering expenses....................     $ 10,000
         Miscellaneous.....................................     $      0

                              Total........................     $165,000

ITEM 28.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

     After completion of the private offering of Interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant.

ITEM 29.  NUMBER OF HOLDERS OF SECURITIES

     As of February 1, 2010, the number of record holders of each class of securities of the Registrant is shown below:

         Title of Class                     Number of Record Holders
         Limited Liability Company          0
         Interests


ITEM 30.  INDEMNIFICATION

     Reference is made to Section 3.8 of Registrant's LLC Agreement, filed herewith. Registrant hereby undertakes that it will apply the indemnification provision of the LLC Agreement in a manner consistent with Release 40-11330 of the Commission under the 1940 Act, so long as the interpretation therein of Sections 17(h) and 17(i) of such Act remains in effect.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a Manager, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such Manager, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 31.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

     Information as to the members and officers of U.S. Trust Hedge Fund Management, Inc., the Master Fund Investment Adviser, is included in its Form ADV as filed with the Commission (File No. 801-57894), and is incorporated herein by reference.

ITEM 32.  LOCATION OF ACCOUNTS AND RECORDS

     J.D. Clark & Company, a division of UMB Fund Services, maintains certain required accounting related and financial books and records of the Fund at 2225 Washington Boulevard, Suite 300, Ogden, Utah 84401-1409. The other required books and records are maintained by U.S. Trust Hedge Fund Management, Inc., the Master Fund Investment Adviser, at 225 High Ridge Road, Stamford, Connecticut 06905.

ITEM 33.  MANAGEMENT SERVICES

         Not applicable.

ITEM 34.  UNDERTAKINGS

     The placement agent of the Registrant will be a broker or dealer registered as such with the Commission.

     Interests in the Offshore Fund will be the only investment securities that are held by the Registrant and, in turn, the interests issued by the Master Fund will be the only investment securities held by the Offshore Fund.

     The Offshore Fund's purchase of the Master Fund's interests will be made pursuant to an arrangement between the Offshore Fund and the Master Fund whereby the Offshore Fund is required to seek instructions from the Registrant as the sole voting shareholder of the Offshore Fund, with regard to the voting of all such proxies with respect to the Master Fund's interests that are held by the Offshore Fund and to vote such proxies only in accordance with such instructions.

     The Registrant's purchase of the Offshore Fund's shares will be made pursuant to an arrangement with the Offshore Fund, whereby the Registrant will be required to seek instructions from its Members, with regard to the voting of all proxies with respect to the Offshore Fund's shares held by the Registrant and to vote such proxies only in accordance with such instructions.

     The Offshore Fund shall refrain from substituting interests of the Master Fund unless the Commission shall have approved such substitution in the manner provided in section 26 of the 1940 Act.

     Pursuant to the requirements of the 1940 Act, the Fund has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford and the State of Connecticut, on the 24th day of February 2010.




                        EXCELSIOR MULTI-STRATEGY HEDGE FUND OF
                        FUNDS (TE 2), LLC
                        (Name of Registrant)



                        By:   /s/ Steven L. Suss
                           -------------------------------------------------
                              Name:  Steven L. Suss
                              Title: Authorized Person

                                  EXHIBIT INDEX

   EXHIBIT NUMBER                 DOCUMENT DESCRIPTION
        (a)          (2)     Limited Liability Company Agreement
        (g)                  Form of Management Agreement
        (h)                  Form of Placement Agency Agreement
        (j)                  Form of Custodian Services Agreement
        (k)          (1)     Form of Administration and Accounting Services
                             Agreement
        (k)          (2)     Form of Servicing Agreement
        (k)          (3)     Form of Master/Feeder Agreement
        (r)          (1)     Code of Ethics
        (r)          (2)     Code of Ethics of the Adviser
        (r)          (3)     Code of Ethics of the Placement Agent